Exhibit 2.1

Execution Version

MERGER AGREEMENT

by and among

TLG ACQUISITION ONE CORP.,

EAGLE MERGER CORP.

and

ELECTRIQ POWER, INC.

Dated as of November 13, 2022

i

TABLE OF CONTENTS

Exhibit A – Form of Sponsor Agreement
Exhibit B – Form of Support Agreement
Exhibit C – Form of Lock-Up Agreement
Exhibit D – Parent A&R Charter
Exhibit E – Parent A&R Bylaws
Exhibit F – Form of A&R Registration Rights Agreement
Exhibit G – Form of Stockholders’ Agreement

MERGER AGREEMENT

This MERGER AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 13, 2022, by and among TLG Acquisition One Corp., a Delaware corporation (“Parent”), Eagle Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Electriq Power, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent, in exchange for the Company’s stockholders receiving the consideration set forth in Article I of this Agreement;

WHEREAS, the parties hereto intend that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have (i) determined that it is advisable and in the best interests of each of Parent, Merger Sub and the Company and their respective stockholders to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) each of Parent, Merger Sub and the Company recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective stockholders;

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

THE MERGER AND RELATED MATTERS

Section 1.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger. The Merger will be consummated immediately upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or upon such other time and date as agreed by the Parties and set forth in the Certificate of Merger, pursuant to the DGCL (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the

Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and the Company shall vest in the Company as the Surviving Corporation following the Merger. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL.

Section 1.2    Governing Documents. At the Effective Time and subject to the terms and conditions of this Agreement, the Charter Documents of Merger Sub will become the Charter Documents of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation will be “ELIQ.”

Section 1.3    Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, the following shall occur prior to or at the Effective Time:

(a)    Conversion of Company Preferred Stock and Company Convertible Instruments. Immediately prior to the Effective Time, (i) the holders of Company Preferred Stock shall exchange all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio as set forth in the Company Charter Documents (the “Company Preferred Stock Conversion”) and (ii) the holders of Company Convertible Instruments shall convert all of their rights to receive Company Common Stock pursuant to the Company Convertible Instruments for shares of Company Common Stock at the applicable conversion ratio as set forth in the Company Convertible Instruments (the “Company Convertible Instrument Conversion”). Following the Company Preferred Stock Conversion, all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, no payment or distribution shall be made with respect thereto and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Following the Company Convertible Instrument Conversion, all Company Convertible Instruments shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, no payment or distribution shall be made with respect thereto and each holder of Company Convertible Instruments shall thereafter cease to have any rights with respect to such securities.

(b)    Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock (after giving effect to the Company Preferred Stock Conversion and the Company Convertible Instrument Conversion, but excluding the Excluded Shares and Dissenting Shares, if any), issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive (i) the Per Share Cash/Stock Consideration or the Per Share Stock Consideration pursuant to the election described in Section 1.3(c) and (ii) the Per Share Reserve Consideration.

(c)    Election. Each Company Stockholder (after giving effect to the Company Convertible Instrument Conversion and any exercise or conversion of any other Company Convertible Security prior to the Election Deadline) (each such Company Stockholder, an “Electing Stockholder”) shall have the right, subject to the limitations set forth in this Agreement, to elect whether to receive a portion of its consideration in cash (a “Cash Election”) or to receive its consideration solely in Parent Class A Common Stock (a “Stock Election” and any Cash Election or Stock Election shall be referred to herein as an “Election,”) in accordance with the following procedure:

(i)    Each Electing Stockholder that makes a Cash Election shall receive the Per Share Cash/Stock Consideration and the Per Share Reserve Consideration.

(ii)    Each Electing Stockholder that makes a Stock Election shall receive the Per Share Stock Consideration and the Per Share Reserve Consideration.

(iii)    The Company shall prepare a form reasonably acceptable to the Parent (the “Form of Election”) to be included with or accompany the Letter of Transmittal, so as to permit each Electing Stockholder to exercise its right to make an Election.

(iv)    The Company (A) shall initially make available the Form of Election as soon as reasonably practicable after the SEC Approval Date and (B) following such date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any Electing Stockholder who requests such Form of Election prior to the Election Deadline. The time period between the date when the Form of Election is first made available and the Election Deadline is referred to herein as the “Election Period.”

(v)    Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed Letter of Transmittal materials included with or accompanying the Form of Election) and all requirements under Section 1.4 have been fulfilled. If the Company receives a Form of Election during the Election Period, the Company shall promptly deliver such Form of Election to the Exchange Agent.

(vi)    Any Electing Stockholder may, at any time during the Election Period, revoke or change his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline by an Electing Stockholder, such Electing Stockholder shall automatically be subject to a Stock Election, except to the extent a subsequent Election is properly made. In the event a Form of Election is not received during the Election Period from an Electing Stockholder, such Electing Stockholder shall automatically be subject to a Stock Election.

(vii)    Subject to the terms of this Agreement and the Form of Election, the Exchange Agent in consultation with the Company shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Electing Stockholder with the Election procedures set forth herein. None of the Company, Parent, Exchange Agent or other Person shall be under any obligation to notify any Electing Stockholder or any other Person of any defect in a Form of Election.

(d)    Company Stock Options.

(i)    Substitute Options.

(i)    Each option exercisable for shares of Company Common Stock then outstanding under the Company Equity Plan (“Company Stock Option”), whether vested or unvested, will be assumed by Parent and automatically be converted into (A) an option to purchase shares of Parent Class A Common Stock (“Substitute Options”) as set forth below and (B) Reserve Consideration Option. Each Substitute Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio multiplied by the Assumed Percentage, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by (B) the Exchange Ratio. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(ii)    In connection with the assumption of Company Stock Options pursuant to this Section 1.3(d), the Company and Parent shall cause Parent to assume the Company Equity Plan as of the Effective Time and all then remaining shares of Company Common Stock available for issuance under the Company Equity Plan shall automatically be canceled.

(iii)    Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 1.3(d).

(ii)    Reserve Consideration Option. In addition to the Substitute Options, each holder of Company Stock Options will receive an option to purchase shares of Parent Class A Common Stock (a “Reserve Consideration Option”) as such individual’s applicable pro rata portion of the Reserve Consideration. Each Reserve Consideration Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Reserve Consideration Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio multiplied by the Reserve Percentage, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Reserve Consideration Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by (B) the Exchange Ratio. In addition to (and not in lieu of) the vesting conditions to which the applicable Company Stock Option was subject immediately prior to the Closing, each Reserve Consideration Option shall only become vested (or eligible to vest), if at all, with respect to a percentage of the total number of shares subject to the Reserve Consideration Option equal to the percentage of the Reserve Consideration that is released to Pre-Closing Holders as compared to the maximum total Reserve Consideration of 4,500,000 shares of Parent Class A Common Stock.

(e)    Company Warrants.

(i)    Assumed Warrant. Each warrant to purchase Company Capital Stock (whether vested or unvested) that is issued and outstanding immediately prior to the Effective Time (the “Company Warrants”) shall be assumed by Parent and automatically converted into (A) a warrant for shares of Parent Class A Common Stock (each, an “Assumed Warrant”) as set forth below and (B) a Reserve Consideration Warrant. Each Assumed Warrant will be subject to the same terms and conditions as the Company Warrant, except that (i) each Assumed Warrant will be exercisable for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio multiplied by the Assumed Percentage, rounded up or down to the nearest whole number of shares of Parent Class A Common Stock; (ii) the per share exercise price of the share of Parent Class A Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Assumed Warrant was exercisable immediately prior to the Closing by (B) the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Company

Warrant. Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Parent Class A Common Stock for delivery upon the exercise of such Assumed Warrant. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds an Assumed Warrant a document evidencing the foregoing assumption of such Company Warrant by Parent.

(ii)    Reserve Consideration Warrant. In addition to the Assumed Warrants, each holder of Company Warrants will receive a warrant to purchase shares of Parent Class A Common Stock (a “Reserve Consideration Warrant”) as such individual’s applicable pro rata portion of the Reserve Consideration. Each Reserve Consideration Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrant, except that (i) each Reserve Consideration Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio multiplied by the Reserve Percentage, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Reserve Consideration Warrant will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Closing by (B) the Exchange Ratio. In addition to (and not in lieu of) the vesting conditions to which the applicable Company Warrant was subject immediately prior to the Closing, each Reserve Consideration Warrant shall only become vested (or eligible to vest), if at all, with respect to a percentage of the total number of shares subject to the Reserve Consideration Warrant equal to the percentage of the Reserve Consideration that is released to Pre-Closing Holders as compared to the maximum total Reserve Consideration of 4,500,000 shares of Parent Class A Common Stock.

(f)    Cancellation of Treasury and Parent-Owned Shares. Each share of Company Capital Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and extinguished without any conversion or payment in respect thereof.

(g)    Adjustments. The Parent Class A Common Stock, including without limitation all definitions in this Agreement based on shares of Parent Class A Common Stock (including without limitation the definition of Exchange Ratio, Assumed Percentage and Reserve Percentage), issuable pursuant to this Section 1.3 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Parent Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h)    Fractional Shares; Rounding of Cents. No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Merger, and each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock at any time the Parent Class A Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50. Each holder of Company Capital Stock who would otherwise be entitled to a fraction of a cent shall

(after aggregating all fractions of cents that otherwise would be received by such holder in connection with such payment), in lieu of such fraction, have such fraction of a cent rounded down to the next whole cent.

(i)    Conversion of Merger Sub Stock into Stock of the Surviving Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, preferences, and privileges as the shares so converted.

(j)    No Further Ownership Rights. Until surrendered as contemplated by Section 1.4, the Company Capital Stock shall be deemed, from and after the Closing, to represent only the right to receive the consideration set forth in this Section 1.3 and any dividends or other distributions as contemplated by Section 1.3(g). If, after the Closing, any of the Company’s securities are presented to Parent or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

(k)    Allocation Schedules.

(i)    [Reserved]

(ii)    The Company acknowledges and agrees that the Closing Merger Consideration and Reserve Consideration are being allocated among the Pre-Closing Holders pursuant to the schedule set forth on Schedule 1.3(j)(ii) (the “Company Allocation Schedule”). The Company Allocation Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Parent at least three (3) Business Days prior to the anticipated Closing Date. In each case, the Company agrees that the allocation among the Company Stockholders shown thereof is and will be in accordance with the Charter Documents of the Company and applicable Law. In addition, the Company Allocation Schedule (A) will set forth as of the date at least three (3) Business Days prior to the anticipated Closing Date (1) the mailing addresses for each Pre-Closing Holder, (2) the number of shares of Company Common Stock (giving effect to the Company Preferred Stock Conversion and the Company Convertible Instrument Conversion), and/or the number of Company Stock Options, Company Warrants and/or amount of Company Convertible Securities owned by each Pre-Closing Holder, (3) the amount of cash and the number of shares of Parent Class A Common Stock allocated to each Company Stockholder, (4) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Substitute Option, (5) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Assumed Warrant, (6) with respect to each Pre-Closing Holder of Company Convertible Securities not included in clauses (4) and (5) above, the number of shares of Parent Class A Common Stock subject to such Assumed Convertible Security, (7) each Pre-Closing Holder’s applicable portion of the Reserve Consideration, including to the extent available, (I) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Reserve Consideration Option and (II) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Parent Class A Common Stock subject to, and the exercise price per share of Parent Class A Common Stock of, each Reserve Consideration Warrant, (8) each Electing Stockholder’s Election (i.e. Cash Election or Stock Election) and (B) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Parent shall be entitled to conclusively rely on the Company Allocation Schedule (as updated prior to the Closing Date), and neither Parent nor its Affiliates shall have any Liability with respect to the allocation of the Closing Merger Consideration and Reserve Consideration among the Company Stockholders or the calculation of the number of shares of Parent Class A Common Stock subject to, or the exercise price per share of Parent Class A Common Stock of (as applicable), Substitute Options, under this Agreement.

(l)    Assumption of Company Convertible Securities. Each Company Convertible Security not otherwise converted or exercised prior to the Transactions, including the Lawrie Convertible Note, if applicable, shall be assumed by Parent and automatically converted into a note convertible into shares of Parent Class A Common Stock (the “Assumed Convertible Security”) as set forth below. The Assumed Convertible Security shall be subject to the same terms and conditions as the Company Convertible Security, except that the Assumed Convertible Security will be convertible for a number of whole shares of Parent Class A Common Stock based on the terms therein as adjusted to reflect the conversion of relevant Company Capital Stock in the Merger. Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as the Assumed Convertible Security remain outstanding, a sufficient number of shares of Parent Class A Common Stock for delivery upon conversion of the Assumed Convertible Security.

(m)    At the Closing, Parent shall place the Escrow Consideration into escrow in accordance with the provisions hereof and the Escrow Agreement. Each Pre-Closing Holder shall be deemed to have contributed its applicable portion of the Escrow Consideration to be held in accordance with the provisions hereof and the Escrow Agreement.

Section 1.4    Exchange Procedures.

(a)    Appointment of Exchange Agent. Parent and the Company shall appoint Continental Stock Transfer & Trust Company (“Continental”) or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Closing Merger Consideration and Reserve Consideration to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company.

(b)    Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent (i) a number of shares of Parent Class A Common Stock equal to the applicable portion of Closing Merger Consideration to be issued to the Company Stockholders at Closing and (ii) an amount of cash equal to the applicable portion of Closing Merger Consideration to be distributed to the Company Stockholders who made a Cash Election at Closing. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Closing Merger Consideration and Reserve Consideration, and delivery of such cash, shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Closing Merger Consideration. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the applicable Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to such former Company Stockholders.

(c)    Letters of Transmittal. As soon as reasonably practicable after the SEC Approval Date, Parent will, or will cause the Exchange Agent to, deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s applicable portion of the Closing Merger Consideration and Reserve Consideration as contemplated by Section 1.3. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company Capital Stock owned by such Person.

(d)    Delivery of Per Share Closing Merger Consideration. At the Closing, the Exchange Agent shall issue and deliver to each applicable Company Stockholder (or its designee) which has delivered a Letter of

Transmittal (i) via electronic book entry the applicable stock portion of the Closing Merger Consideration and (ii) the applicable cash portion of the Closing Merger Consideration, in each case, to which such Company Stockholder is entitled under Section 1.3.

(e)    Termination of Exchange Agreement. On the date that is twenty-four (24) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Closing Merger Consideration and Reserve Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their applicable portion of the Closing Merger Consideration and Reserve Consideration from the Exchange Agent shall look only to Parent for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, the applicable portion of the Closing Merger Consideration and Reserve Consideration deliverable in respect thereof as determined in accordance with this Article 1 without any interest thereon; provided that any such portion of the Reserve Consideration shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Closing Merger Consideration and Reserve Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any consideration to be paid under Section 1.3(d), Section 1.3(e) or Section 1.3(l) or any Letter of Transmittal in respect of shares of Company Capital Stock, in each case, shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.5    The Closing. The closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of documents at a time and date to be specified in writing by the Parties, no later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company. Subject to the provisions of Article 7 of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.6    Deliveries at Closing.

(a)    At the Closing, Parent or Merger Sub shall, as applicable, deliver or cause to be delivered to the Company:

(i)    a certified copy of the Parent A&R Charter and Parent A&R Bylaws;

(ii)    a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iii)    a copy of the Trust Termination Letter, duly executed by Parent;

(iv)    copies of the D&O Resignation Letters, duly executed by the applicable directors and officers of Parent and Merger Sub in accordance with Section 5.2(e);

(v)    copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(vi)    the Stockholders’ Agreement, duly executed by Sponsor and certain affiliates of Sponsor;

(vii)    a copy of the Parent Closing Certificate, duly executed by Parent; and

(viii)     all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 6.3.

(b)    At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:

(i)    a copy of the Certificate of Merger, duly executed by the Company;

(ii)    a copy of the A&R Registration Rights Agreement, duly executed by the Company and the Company Stockholders party thereto;

(iii)    copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iv)    the Stockholders’ Agreement, duly executed by the Company Stockholders identified on Schedule 1.10 attached hereto and certain affiliates of such Company Stockholders;

(v)    a copy of the Company Closing Certificate, duly executed by the Company;

(vi)    the certificate described in Section 5.19(a); and

(vii)    all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2.

Section 1.7    Sponsor Agreement. Concurrently with the execution of this Agreement, the Sponsor and certain other holders of Parent Class F Common Stock have entered into an agreement with Parent and the Company pursuant to which, among other things, Sponsor and such other holders have agreed to (a) waive certain anti-dilution and conversion rights under the Parent Charter Documents, (b) certain restrictions on the transfer of the shares of Parent Class A Common Stock held by such Persons following the Closing, (c) transfer or forfeiture of certain shares of Parent Class F Common Stock (the “Incentive Shares”), (d) restrictions on the repayment of certain Parent Borrowings, and (e) certain confidentiality rights, the form of which is attached hereto as Exhibit A (the “Sponsor Agreement”).

Section 1.8    Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.8 attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into voting and support agreements with Parent, pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Capital Stock beneficially owned by such Person in favor of the Merger and the transactions contemplated by the Merger Agreement (including the Company Preferred Stock Conversion) (which vote may be taken by executing a written consent as provided for in Section 5.14 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Parent prior to the Closing without Parent’s prior consent, the form of which is attached hereto as Exhibit B (the “Support Agreements”).

Section 1.9    Lock-Up Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.9 attached hereto have each entered into an agreement with Parent and the Company providing that such Persons will not transfer the shares of Parent Class A Common Stock received hereunder as their applicable portion of the Closing Merger Consideration and Reserve Consideration for a period of six (6) months following the Closing, subject to certain conditions and exceptions set forth therein, the form of which is attached hereto as Exhibit C (the “Lock-Up Agreements”).

Section 1.10    Stockholders’ Agreement. Concurrently with the execution of this Agreement, Parent, Sponsor and the Company Stockholders identified on Schedule 1.10 attached hereto have entered into a stockholders’ agreement to be effective as of and contingent upon the Closing, the form of which is attached hereto as Exhibit G (the “Stockholders’ Agreement”).

Section 1.11    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent and the Surviving Corporation shall take all such lawful and necessary action.

Section 1.12    Tax Treatment. The Parties intend that the Merger qualifies under the Intended Tax Treatment, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying under the Intended Tax Treatment. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns, in Tax proceedings, or otherwise) inconsistent with the Intended Tax Treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any comparable provision of state or local Law. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.13    Withholding. Parent, Merger Sub and the Exchange Agent and their respective Affiliates (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as such Withholding Agent determines are required to be deducted and withheld and shall remit such amounts to the appropriate Governmental Authority. All amounts so deducted and withheld and paid to the appropriate Governmental Authority shall be treated as having been paid to the Person in respect of which such withholding was made for all purposes of this Agreement. For the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Parent Class A Common Stock pursuant to this Agreement, a portion of the Parent Class A Common Stock otherwise deliverable hereunder may be withheld and, if a portion of the Parent Class A Common Stock otherwise deliverable to a Person is withheld hereunder, the Withholding Agent shall be treated as having sold such Parent Class A Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the average price of shares of Parent Class A Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

Section 1.14    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Closing Merger Consideration and Reserve Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Merger Consideration and Reserve Consideration, if any, to which such holder is entitled pursuant to Section 1.3, without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), but subject to Section 8.15, the Company hereby represents and warrants to Parent as follows:

Section 2.1    Organization and Qualification.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

(b)    The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)    The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not have or be reasonably expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, are in full force and effect and have been made available to Parent or Parent’s counsel and the Company is not in breach or violation of any provision set forth in the Charter Documents.

Section 2.2    Subsidiaries.

(a)    The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries and as set forth in Schedule 2.2(a) opposite the name of each Subsidiary of the Company. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b)    Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2(b)). Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2(b). Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to possess any such

Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3    Power and Authorization. The Company has all requisite power and authority and has taken all action necessary in order to enter into and deliver and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and, subject to the Company Stockholder Approval, to consummate the Merger and the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject in the case of the Merger, to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4    Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger and (c) those Consents (if any) as will have been obtained or made at or prior to Closing that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in each case which are set forth in Schedule 2.4(c), no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, (ii) the consummation of the Transactions by the Company or (iii)  the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.

Section 2.5     Non-Contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):

(a)    subject to compliance with the requirements specified in clauses (a) through (c) of Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Order or Legal Requirement that would be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole;

(b)    except as set forth in Schedule 2.5(b), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract, or any Permits of the Company or its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole or (ii) the Charter Documents of the Company and its Subsidiaries; or

(c)    result in the creation or imposition of any material Lien on any material asset of the Company other than Permitted Liens, Liens under applicable securities laws, or Liens created by Parent.

Section 2.6    Compliance. Except as set forth in Schedule 2.6, since January 1, 2020, the Company and each of its Subsidiaries has complied, in all material respects, with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. Except as set forth in Schedule 2.6, since January 1, 2020, no written notice or communication of material actual, potential or alleged noncompliance with any Legal Requirement has been received by the Company or any Subsidiary, and, to the Company’s Knowledge, as of the date hereof no such notice or communication has been delivered to any other Person.

Section 2.7    Capitalization.

(a)    Schedule 2.7(a) sets forth, as of the date of this Agreement, (i) the authorized capital stock of the Company, (ii) each holder of capital stock of the Company and the number and class or series (as applicable) of shares of capital stock beneficially held by each such Person, (iii) each Company Stock Option, including (1) the date of grant, (2) the exercise price (where applicable), (3) any applicable vesting schedule and expiration date and (4) whether each Company Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code and (iv) each other purchase right, conversion right, exchange right, or other Contractual Obligation exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof (including the date of grant, the exercise price and the eligibility to convert or early exercise (where applicable) and any applicable vesting schedule and expiration date). All of the foregoing issued and outstanding equity interests of the Company (A) have been duly authorized and are validly issued, fully paid and non-assessable, (B) have been offered, sold and issued in compliance in all material respects with applicable Legal Requirements, including federal and state securities laws, all requirements set forth in the Company’s Charter Documents and in accordance in all material respects with any other applicable Contractual Obligation governing the issuance of such securities, (C) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Charter Documents or any Contractual Obligation to which the Company or any of its Subsidiaries are a party or otherwise bound or, to the Company’s Knowledge, any other Contract and (D) to the Company’s Knowledge, are free and clear of all Liens (other than transfer restrictions under applicable securities Laws). The Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.7(a), and the Company does not hold any equity interests in its treasury.

(b)    Except as set forth on Schedule 2.7(b) (or, with respect to the Company Stock Options, as set forth on Schedule 2.7(a)), as of the date of this Agreement, neither the Company nor its Subsidiaries have granted any preemptive rights or other similar rights in respect of any capital stock, or any options, restricted stock, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, subscription rights, phantom units, profit participation rights, call rights, put rights, or other securities or Contractual Obligations that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable for capital stock of the Company or any of its Subsidiaries, or any board nomination or observer rights. Except for the Transactions and as set forth on Schedule 2.7(b) (or, with respect to the Company Stock Options, as set forth on Schedule 2.7(a)), as of the date of this Agreement, there is no Contractual Obligation to which the Company or any of its Subsidiaries are party, or provision in the Charter Documents of the Company or any of its Subsidiaries, which obligates the Company or any of its Subsidiaries to acquire, repurchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or issue or sell any other equity interest in respect of, any outstanding equity interest in the Company or any of its Subsidiaries. Except as otherwise expressly contemplated in any Ancillary Agreement, there is no voting trust, proxy, rights plan, anti-takeover plan, or other Contractual Obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any equity interests of the Company or any of its Subsidiaries.

(c)    Except as set forth on Schedule 2.7(c), as of the date of this Agreement, neither the Company nor its Subsidiaries have any outstanding bonds, debentures, notes, or other obligations in which the holders have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of Company Capital Stock on any matter.

(d)    Other than any restricted shares of Company Common Stock and unvested Company Stock Options as set forth in Schedule 2.7(a), no outstanding equity interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other similar Contractual Obligation to which the Company is a party or is bound.

(e)    Except as set forth on Schedule 2.7(e), (i) each outstanding Company Stock Option has an exercise price that has been determined by the Company’s Board of Directors in good faith, based on an independent valuation, to be at least equal to the fair market value of a share of Company Common Stock as of the date of the corporate action authorizing the grant and (ii) all Company Stock Options have been issued in compliance, in all material respects, with the applicable equity plan of the Company and all applicable Laws and properly accounted for in all material respects in accordance with the U.S. GAAP.

Section 2.8    Financial Matters.

(a)    Financial Statements. Parent has been furnished with the Company’s consolidated financial statements as set forth in Schedule 2.8(a) hereto (the “Financial Statements”), which (i) comprise (A) the audited consolidated balance sheets as of December 31, 2020, and December 31, 2021, the audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2020, and December 31, 2021, and the condensed notes thereto and accompanied by an unqualified report of the PCAOB Auditor and (B) the unaudited consolidated balance sheets as of June 30, 2022 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the unaudited consolidated statements of operations, stockholders’ equity and cash flows for the six (6)-month period ended June 30, 2022, and (ii) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant.

(b)    Compliance with U.S. GAAP. The Financial Statements (including any notes thereto) (i) have been prepared from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries, (ii) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries on the dates and for the periods specified therein, all in accordance with U.S. GAAP (subject, in the case of unaudited Financial Statements, to normal audit adjustments that are not expected, individually or in the aggregate, to be material and the absence of notes or inclusion of limited footnotes). Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)    Absence of Undisclosed Liabilities. The Company does not have any Liabilities required by U.S. GAAP to be reflected in a balance sheet or disclosed in notes thereto, other than any such Liabilities (i) included in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business subsequent to the Most Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) incurred with respect to this Transaction, (iv) listed on Schedule 2.8(c) or (v) incurred outside of the ordinary course of business which would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries are a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)    Controls. The Company and its Subsidiaries have established and maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability. Except as set forth in Schedule 2.8(d), since January 1, 2020, (a) as applicable to the Company, neither the PCAOB Auditor, nor any other independent public accounting firm engaged by the Company, has reported to the Company any “material weaknesses” or “significant deficiencies” in the system of internal accounting controls utilized by the Company and its Subsidiaries and (b) the Company and its Subsidiaries have not received any written complaint, allegation, assertion or claim of fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

(e)    Loans. As of the date of this Agreement, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.

(f)    Indebtedness. Schedule 2.8(f) sets forth a list of all Indebtedness of the Company and its Subsidiaries, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof. The Company and its Subsidiaries have positive Net Debt as of the date of this Agreement.

Section 2.9    Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been a Company Material Adverse Effect, (b) the operations of the business of the Company and its Subsidiaries have been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and Public Health Measures) and (c) except as set forth in Schedule 2.9(c), neither the Company nor any Subsidiary has taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10    Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all material tangible assets held for use in the business as currently conducted as of the date hereof (the “Assets”). As of the date hereof, the Assets are free and clear of all Liens, except for Permitted Liens and those Liens listed in Schedule 2.10, and the Assets, taken as a whole, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an Asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, the representations in this paragraph do not relate to Intellectual Property Rights, which are covered solely in Section 2.12 below.

Section 2.11    Real Property.

(a)    Neither the Company nor its Subsidiaries own any real property.

(b)    Schedule 2.11(b) sets forth a complete list of the addresses of all properties leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property”). Schedule 2.11(b) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any material Leased Real Property. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

Section 2.12    Intellectual Property.

(a)    Non-Infringement. Except as set forth in Schedule 2.12(a), neither the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party. To the Company’s

Knowledge, neither the operation of the Company’s or any Subsidiary’s business as is currently conducted, nor any of the Company Services offered, marketed, licensed, provided, sold, developed, distributed or otherwise exploited by the Company or any Subsidiary, infringes, conflicts with, dilutes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person. The Company IP Registrations that have been issued or are registered are not the subject of any challenge relating to the validity or enforceability of such Company IP Registrations. Except as set forth on Schedule 2.12(a), to the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property Rights.

(b)    Scheduled Intellectual Property Rights. Schedule 2.12(b) identifies a true and complete list of all issued patents, registered trademarks, registered copyrights and domain name registrations and all pending applications for any of the foregoing, that are owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Schedule 2.12(b) lists for each Company IP Registration (i) the record owner of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item and (iv) the issuance, registration or application number, as applicable, for such item. Each of the Company IP Registrations that is registered or issued is subsisting and, to the Company’s Knowledge, is valid and enforceable and has not been held invalid or unenforceable by any applicable Governmental Authority. As of the date of this Agreement, no issuance or registration obtained has been canceled, abandoned, allowed to lapse or not renewed, except where such Company or Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)    Ownership; Sufficiency. The Company or its Subsidiaries own all right, title and interest in and to the Company Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens. The Company Intellectual Property Rights and Licensed Intellectual Property Rights include all Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries and such Company Intellectual Property Rights are sufficient for the operation and conduct of the businesses of the Company and its Subsidiaries as currently being conducted and the exploitation of Company Services. Except as set forth on Schedule 2.12(c) no Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or order of a Governmental Authority (other than contracts entered into in the ordinary course of business granting Intellectual Property Rights to or by the Company or any Subsidiary, or office actions connected with the prosecution of Intellectual Property Rights) that restricts the use, transfer or licensing thereof by the Company or its Subsidiaries in the ordinary course of business consistent with past practices. No royalties, license or other fees are payable by the Company or its Subsidiaries to any Person by reason of the ownership or use of any of the Company Intellectual Property Rights, other than fees payable under standard, non-negotiated end user licenses entered into in the ordinary course for commercially available Software.

(d)    Trade Secrets. The Company and/or one or more of its Subsidiaries, as appropriate, have exercised reasonable discretion consistent with industry norms to protect the secrecy and confidentiality of all material trade secrets used in the businesses of the Company and its Subsidiaries. Neither the Company nor any Subsidiary has disclosed to any Person (including any employees, contractors, and consultants) any such trade secret, except under a confidentiality agreement or other legally binding confidentiality obligation, and, to the Company’s Knowledge, there has not been any material breach by any counterparty to any such confidentiality agreement. All Persons who contributed to the conception, creation or development of any Company Intellectual Property Rights have irrevocably assigned to the Company or its Subsidiaries all of their rights and interests therein that do not vest with the Company or its Subsidiaries initially by operation of law, except with respect to Intellectual Property Rights that are not used in (i) the operation or conduct of the businesses of the Company and its Subsidiaries or (ii) any Company Services. No Company Intellectual Property Rights were developed with the use of funds provided by a governmental or educational institution where such governmental or educational institution acquired any rights to such Company Intellectual Property Rights.

(e)    Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person or authorized the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than employees and contractors in their course of performing services for Company and its Subsidiaries and excluding Company Source Code disclosed in connection with any open source code detection scan, quality, security and penetration testing or other diligence conducted in connection with the transaction contemplated by this Agreement. No proprietary, confidential Company Source Code with respect to Company Services is subject to an Open Source Materials license that requires, as a condition of use, modification and/or distribution of such Open Source Materials that any such Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge. Except as set forth on Schedule 2.12(e), the Company and its Subsidiaries are not in material breach or default under any agreement pursuant to which the Company or a Subsidiary has obtained Licensed Intellectual Property Rights, including Open Source Materials, and the Company and its Subsidiaries have purchased a sufficient number of seat licenses for the Business Systems.

(f)    Technical Deficiencies. To the Company’s Knowledge, there are, and since January 1, 2020, there have been, no bugs, errors or defects (collectively, “Technical Deficiencies”) in any of the commercially available Company Services that would prevent or have prevented the same from performing substantially in accordance with their published specifications or user documentation other than Technical Deficiencies that have been fully resolved in the ordinary course.

(g)    Malicious Code. The Company and each Subsidiary has taken reasonable actions consistent with industry norms to protect the security and integrity of its Business Systems, including by implementing industry-standard procedures applicable to similarly situated entities and designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”). To the Company’s Knowledge, there is no Malicious Code in the Company Source Code or Business Systems, and neither the Company nor any Subsidiary has received any written complaints from customers or other third parties about any Malicious Code within the Company Services or Technical Deficiencies beyond Technical Deficiencies that have not been fully resolved in the ordinary course.

Section 2.13    Data Privacy.

(a)    To the Company’s Knowledge, since January 1, 2020, there has not been an actual or alleged data security breach or any unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject, and the Company or any of its Subsidiaries is not aware of any facts suggesting a material risk of the foregoing. The consummation of the contemplated transaction shall not result in any material liabilities in connection with such applicable Information Privacy and Security Laws.

(b)    The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Company and each Subsidiary since January 1, 2020, has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards and (iv) applicable privacy policies of the Company and each Subsidiary.

(c)    The Company and each Subsidiary has established and maintains technical, physical, and organizational measures that are reasonably designed to protect the data collected or stored in connection with the marketing, delivery, or use of any Company Service, including Personal Confidential Information processed in connection with use of any Company Service, in material compliance with all Information Privacy and Security Laws. The Company and its Subsidiaries own, lease, license or otherwise have the legal right to use the Business Systems, and, to the Company’s Knowledge, such Business Systems are sufficient for the immediate and the presently anticipated future needs of the Company and its Subsidiaries. The Company and each of its Subsidiaries have implemented industry standard disaster recovery and business continuity plans and procedures. Since January 1, 2020, there has not been a material failure with respect to the Business Systems that has not been remedied or replaced in all material respects.

(d)    The Company and each of its Subsidiaries have in place reasonable policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Confidential Information that comply with Information Privacy and Security Laws in all material respects.

(e)    The Company and each of its Subsidiaries have not been and are not currently: (a) under audit or investigation by any Governmental Authority or (b) subject to any written complaint or notice of any proceeding, investigation, demand, audit, action or claim regarding Personal Confidential Information or any alleged violation of any Information Privacy and Security Laws by the Company and each of its Subsidiaries.

(f)    The performance of this Agreement will not violate (a) any Information Privacy and Security Laws or (b) any other privacy or data security requirements or obligations imposed under any contracts on the Company and each of its Subsidiaries. Upon execution of this Agreement, the Company and each of its Subsidiaries shall continue to have the right to use and process any Personal Confidential Information collected, processed or used by them before the signature date of this Agreement in order to be able to conduct the ordinary course of their business.

Section 2.14    Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits reasonably necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets other than any such Permits which if not held by the Company or any of its Subsidiaries would not have a Company Material Adverse Effect. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or to the Company’s Knowledge threatened in writing, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of all material Permits, all of which material Permits are listed on Schedule 2.14. Since January 1, 2020, neither the Company nor any Subsidiary is in violation of the terms of any Permit, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.15    Tax Matters.

(a)    The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns in each jurisdiction in which the Company or any of its Subsidiaries is required to file Tax Returns (taking into account all available extensions). All such Tax Returns were true, correct and complete in all material respects. All material Taxes (including, for the avoidance of doubt, sales, use, value added, and similar Taxes) owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes of a certain type that it is or may be subject to tax of such type by that jurisdiction.

(b)    There is no outstanding audit or examination concerning any Taxes or Tax Return of the Company or any of its Subsidiaries and the Company has not been notified that any such audit or examination has been claimed, threatened, or raised (in each case in writing) by a Governmental Authority.

(c)    There is no Tax deficiency outstanding, proposed in writing or assessed against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)    No adjustment relating to any Tax Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Authority.

(e)    No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(f)    Neither the Company nor any of its Subsidiaries has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only the Company and its Subsidiaries), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, in each case, other than a Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes (a “Customary Agreement”). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any such agreement (i) as to which only the Company and/or its Subsidiaries is a party or (ii) a Customary Agreement. The Company and its Subsidiaries have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries which agreement or ruling would have binding effect on Parent or the Company or any of its Subsidiaries after the Closing.

(g)    Neither the Company nor any of its Subsidiaries is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of the Company or any such Subsidiary to pay Taxes.

(h)    Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of the Company or any of its Subsidiaries has been incurred since the Most Recent Balance Sheet Date, other than in the ordinary course of business of the Company and its Subsidiaries. The Company and its Subsidiaries have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)    Neither Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)    Neither Company nor any of its Subsidiaries (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(k)    Except as set forth in Schedule 2.15(k), neither Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under

Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements); (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date; (viii) any “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Company or any of its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ix) any COVID-19 Response Law; (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by any of the Company’s Subsidiaries that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code; or (xi) any gain recognition agreement under Section 367 of the Code. The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)    Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(m)    Except as set forth in Schedule 2.15(m), no Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(n)    Neither the Company nor any of its Subsidiaries organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)    Schedule 2.15(o) lists the U.S. federal and state income tax classification of the Company and each of its Subsidiaries and, except as set forth in Schedule 2.15(p), such classification has not changed since the formation of each such entity.

Section 2.16    Employee Benefit Plans.

(a)    Schedule 2.16(a) lists all Employee Plans that the Company or a Subsidiary sponsors or maintains, or to which the Company or a Subsidiary contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants, or with respect to which the Company or any Subsidiary has any direct or contingent liability. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following, to the extent applicable: (i) the plan document (including written summaries of any Employee Plan that is not in writing), together with all amendments thereto, and any trust agreements, (ii) the most recent IRS determination letter, (iii) any summary plan descriptions or employee handbooks, (iv) any non-routine correspondence with any Governmental Authority since January 1, 2020, and (v) the most recent Form 5500.

(b)    Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge, there are no audits, inquiries, or Actions pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c)    The Company and its Subsidiaries have no and have never incurred any direct or contingent obligation (including as an ERISA Affiliate) with respect to any plan subject to Title IV of ERISA or any plan that provides or promises post-employment welfare benefits (other than as required by Section 4980B of the Code or similar state or local law).

(d)    There are no commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(e)    Except as set forth in Schedule 2.16(e), each Employee Plan subject to ERISA can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(f)    Except as set forth in Schedule 2.16(f), neither the execution and delivery of this Agreement nor the consummation of the Transactions could, alone or in combination with any other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, manager, officer, member of the board of directors, or consultant of the Company under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) result in the acceleration of vesting of any Company Stock Options or (v) result in any payment that would be reasonably expected to be nondeductible pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, manager, officer, director, consultant or other service provider for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

Section 2.17    Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and, to the Company’s Knowledge, there are no activities or proceedings, or threats thereof, of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages, lockouts or other similar organized labor activity between any employees of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand, and no such activities are presently underway or, to the Company’s Knowledge, threatened.

(b)    True and complete information as to the name and current job title, date of hire, base salary or wage rate, target bonus, and any severance entitlements for all current employees of the Company has been made available to Parent. Other than as set forth in Schedule 2.17(b), each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements, or in any applicable employment agreement, other than employment which may be terminated with ten (10) days’ notice or less.

(c)    To the Company’s Knowledge, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company (whether as a result of the Transactions or otherwise). The Company and each Subsidiary is in compliance in all material respects and, to the Company’s Knowledge, each of its or the Subsidiaries’ employees and consultants is in compliance in all material respects with the terms of the respective employment and consulting agreements between the Company or one of its Subsidiaries and such individuals.

(d)    The Company and each Subsidiary have complied in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, classification of individuals as employees or independent contractors and employee health and safety, and neither the Company nor any Subsidiary is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company and each Subsidiary is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the financial statements. Except as set forth in Schedule 2.17(d), there are no pending, or, to the Company’s Knowledge, threatened in writing, material Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or such Subsidiary.

(e)    Except as set forth in Schedule 2.17(e), no employee or former employee of the Company or any of its Subsidiaries is owed any earned wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which, by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave, accrued bonuses for 2020, and severance pay).

Section 2.18    Environmental Matters. Except as set forth in Schedule 2.18 or as would not have a Company Material Adverse Effect, (a) since January 1, 2020, the Company and each Subsidiary has been in material compliance with all applicable Environmental Laws, (b) to the Company’s Knowledge, there has been no release of any Hazardous Substance by the Company or any Subsidiary on or upon the environment of any site (including soils, groundwater, surface water and air) currently owned or leased by the Company or any Subsidiary or owned or leased by the Company or any Subsidiary in the last three (3) years, (c) except as set forth in Schedule 2.18, neither the Company nor any Subsidiary has received any written notice, demand, report, Order, directive, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law and (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Company or any Subsidiary, except in compliance with Environmental Laws.

Section 2.19    Contracts.

(a)    Schedule 2.19 lists, as of the date of this Agreement, each of the following Contractual Obligations (other than Employee Plans of the Company) to which the Company or any Subsidiary is bound (such Contracts as are required to be set forth on the corresponding subsection of Schedule 2.19, each, a “Disclosed Contract”):

(i)    any Contractual Obligation with annual consideration in excess of $200,000 with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company of rights to market or sell Company Services on behalf of the Company to any other Person;

(ii)    any Contractual Obligation pursuant to which a partnership, joint venture, collaboration or other similar Contractual Obligation was established;

(iii)    any Contractual Obligation made (A) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (B) providing for any exclusive right to sell or distribute, or otherwise relating to the exclusive sale or distribution of, any Company Service or (C) pursuant to which any other Person is granted “most favored nation” pricing or customer status or similar restriction with respect to any Company Services;

(iv)    any Contractual Obligation (other than (a) “shrink wrap” and similar generally available commercial end-user licenses to software procured for license fees not in excess of $200,000 in the aggregate and (b) non-disclosure and confidentiality agreements entered in the ordinary course of business) to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary licenses from any Person any Intellectual Property Rights used in the development, licensing or provision of the Company Services;

(v)    any Contractual Obligation, outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $200,000;

(vi)    any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $200,000 per year, in each case which is not terminable on advance notice without penalty or severance payment;

(vii)    any Contractual Obligation that (A) purports to materially limit either the type or line of business in which the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage, the geographic area or any period of time in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any Person or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns);

(viii)    any Contractual Obligation relating to (A) the disposition of any portion of the material assets or business of the Company or any Subsidiary outside the ordinary course of business or (B) the acquisition by merger, consolidation, equity or asset purchase, or any other manner, of any Person or a line of business of any Person outside the ordinary course of business, in each case, pursuant to which the Company has any continuing payment obligations, including with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation, or material continuing indemnification obligations;

(ix)    any Contractual Obligation under which the Company or any Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its shareholders, employees, managers, officers or members of the board of directors with obligations outstanding as of the date of this Agreement;

(x)    any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which mandates future payment of consideration in excess of $400,000 per annum;

(xi)    any guaranty (or similar obligations, such as “makewell agreements”) by the Company, Subsidiary, or any Affiliate of any obligation of another in excess of $200,000;

(xii)    any Contractual Obligation requiring the Company to register any equity interests under the applicable United States securities Laws;

(xiii)    any settlement, conciliation or similar Contractual Obligation relating to an Action of the Company or its Subsidiaries that has been entered into on or after December 31, 2020, and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $200,000 or (B) was brought by an equityholder or Affiliate of the Company or its Subsidiaries;

(xiv)    any Contractual Obligation to which the Company or any Subsidiary is a party and pursuant to which it is a licensor or otherwise grants to a third party any Company Intellectual Property Rights or the right to have Company Source Code deposited into a source code escrow account, other than (a) non-exclusive licenses granted in the ordinary course in connection with the Company Services and (b) non-disclosure and confidentiality agreements entered into by the Company or any Subsidiary in the ordinary course of business, that do not materially deviate from the Company’s standard form(s) of non-exclusive, outbound license agreements;

(xv)    any Contractual Obligation for the development of Intellectual Property Rights by or for the benefit of the Company or any Subsidiary, other than employee invention assignment agreements and agreements with contractors for the development of Intellectual Property Rights entered into in the ordinary course of business;

(xvi)    any Contractual Obligation providing for payment or acceleration of benefits in connection with the transactions contemplated by this Agreement, including any Contract that provides change in control, transaction, retention or similar bonuses; and

(xvii)    any Real Property Lease.

(b)    The Company has made available to Parent true, accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and currently in effect. Each Disclosed Contract is in full force and effect and is a valid, legal, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party to such Contractual Obligation. Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and, to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would become a breach of or default or would permit termination of, or a modification or acceleration thereof by any party to under any Disclosed Contract. Since January 1, 2020, through the date hereof, neither the Company nor its Subsidiaries has received written notice of (i) any material breach or default under any Disclosed Contract or (ii) the intention of any third party under any Disclosed Contract (including any Governmental Authority) to cancel, terminate or modify in any material respect the terms of any such Disclosed Contract, or accelerate the obligations of the Company or its Subsidiaries thereunder.

(c)    Except as set forth in Schedule 2.19(c), all Disclosed Contracts are being performed without any party thereto relying on or claiming any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or Public Health Measures or for any other reason.

Section 2.20    Customers and Suppliers.

(a)    Schedule 2.20(a) sets forth the top ten Customers of the Company and its Subsidiaries for the years ended December 31, 2020 and 2021 (collectively, the “Material Customers”). To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with any such Material Customer. To the Company’s Knowledge as of the date hereof, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

(b)    Schedule 2.20(b) sets forth the top ten vendors to and/or suppliers of the Company and its Subsidiaries for the years ended December 31, 2020 and 2021 (collectively, the “Material Suppliers”). To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contractual Obligation with such Material Supplier. To the Company’s Knowledge as of the date hereof, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

Section 2.21    Affiliate Transactions. Other than as set forth in Schedule 2.21 or pursuant to an Ancillary Agreement, no officer or director or to the Company’s Knowledge, any equityholder or Affiliate of the Company or any Subsidiary, or any immediate family member of the foregoing Person: (a) has any material interest in any material asset owned or leased by the Company or used in connection with the business of the Company or any Subsidiary, (b) has received a loan from the Company or any Subsidiary in the last three (3) years or has received a loan from the Company or any Subsidiary that is outstanding as of the date of this Agreement or (c) is engaged in any transaction, arrangement, or understanding with the Company or any Subsidiary and the amount involved with respect to such transaction, arrangement or understanding exceeds $120,000 (each, an “Affiliate Agreement”), other than through his or her employment with the Company or any Subsidiary, the ownership of equity interests, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.22    Litigation. Except as set forth in Schedule 2.22, there is no Action pending or, to the Company’s Knowledge, threatened in writing, against or involving (a) the Company or any Subsidiary (either as plaintiff or defendant), (b) any of their respective managers, officers, directors or management-level employees (in each case in their capacities as such) (in each case of clause (a) through (b), seeking material non-monetary relief or involving an amount in controversy in excess of $100,000 individually or in the aggregate) or (c) any of the foregoing in such capacity in a criminal Action. To the Company’s Knowledge, no allegations of sexual harassment, discrimination, retaliation, bullying or other misconduct have been made since January 1, 2020, against any management-level employee, manager, officer or member of the board of directors of the Company or any Subsidiary.

Section 2.23    Insurance. Schedule 2.23 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums due and payable thereon have been paid in full, neither the Company nor any Subsidiary is in material breach or default with respect to its obligations under any of such policies (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s Knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or default, and no written notice of pending material premium increase, cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any Subsidiary, in each case, except where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No claim by the Company or its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 2.24    Brokers. Except as set forth in Schedule 2.24, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement, any Ancillary Agreement or the Transactions, and the Company has not entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission or similar compensation in connection with the Transactions.

Section 2.25    Anti-Corruption Matters.

(a)    Since January 1, 2020, neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its Representatives, or any other Person acting for or on behalf of them is or has been (i) a Person named on any Economic Sanctions Laws or Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Economic Sanctions Laws or Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty (50) percent or more by one or more Persons described in clauses (i) and (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2020, been the subject of or target of any Economic Sanctions Laws or Export Control Laws or (v) engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Economic Sanctions Laws, or Export Control Laws.

(b)    The Company and each Subsidiary has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws or Export Control Laws by their Affiliates and Representatives.

(c)    Since January 1, 2020, (i) none of the Company, any Subsidiary, any director, officer or employee of the Company or any Subsidiaries or, to the Company’s Knowledge, any of its or their other Representatives or other Persons acting on its or their behalf is or has been the subject of any Action, filings, disclosures, Order, investigation, inquiry, litigation, or administrative or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws, (ii) to the Company’s Knowledge, no such Action, filings disclosures, Orders, investigation, inquiry, litigation, or proceedings have been threatened or are pending and (iii) to the Company’s Knowledge, there are no circumstances likely to give rise to any such Action, filings, disclosures, Order, investigation, inquiry, litigation, or proceedings.

Section 2.26    Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (b) duly approved and declared advisable this Agreement and the Ancillary Agreement to which the Company is a party in accordance with the Company’s Charter Documents and resolved to recommend approval and adoption of this Agreement to the Company Stockholders and (c) directed that this Agreement be submitted to the Company Stockholders for their approval and adoption.

Section 2.27    Company Stockholder Approval. The approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Merger Stockholder Approval”). The approval of the Company Preferred Stock Conversion requires the approval of (i) GBIF Management Ltd. and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Conversion Stockholder Approval,” and, together with the Merger Stockholder Approval, the “Company Stockholder Approval”). The Supporting Stockholders hold a sufficient number of shares of Company Capital Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.

Section 2.28    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement/Prospectus will, when the Proxy Statement/Prospectus is declared effective or when the Proxy Statement/Prospectus is mailed to the Parent Stockholders or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.29    Exclusivity of Representations. Except as provided in this Article 2 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, neither the Company, any Subsidiary, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, or Representatives has made, or are making, any representation or warranty, expressed or implied, at law or in equity whatsoever to Parent or its Affiliates. The

Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (c) except for the representations and warranties set forth in Article 3 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions (a) set forth in Schedule 3 attached hereto (the “Parent Schedule”), but subject to Section 8.15 and (b) in any Parent SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1    Organization and Qualification.

(a)    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted.

(b)    Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have, a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1.

(c)    Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Parent and Merger Sub, taken as a whole. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel and neither the Parent or Merger Sub is in breach or violation of any provision set forth in their Charter Documents.

Section 3.2    Subsidiaries. Except for Merger Sub, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and do not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 3.3    Power and Authorization. Subject to the approval of the Parent Stockholder Matters by the Parent Stockholders, each of Parent and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party and the consummation of the Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party (a) has been (or, in the case of

Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) duly and validly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into after the date of this Agreement, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4    Authorization of Governmental Authorities. Assuming the truth and accuracy of the representations and warranties set forth in Section 2.4 (and assuming all Consents referenced in such Section (or required to be disclosed in the corresponding Section of the Company Schedules) are made or obtained), except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger and (c) those Consents (if any) as will have been obtained or made at or prior to Closing, that would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub taken as a whole, in each case which are set forth in Schedule 3.4, no action by (including any authorization, Consent or approval of), or in respect of, or filing, report, notice, registration, Permit, clearance, expiration or termination of waiting periods with, any Governmental Authority is required by or on behalf of Parent or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party or (ii) the consummation of the Transactions by Parent and Merger Sub.

Section 3.5    Non-Contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into after the date of this Agreement, will be) a party, nor the consummation of the Transactions, will, directly or indirectly (with or without due notice or lapse of time or both):

(a)    subject to compliance with the requirements specified in clauses (a) through (c) of Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Order or Legal Requirement that would be, or reasonably be expected to be, material to Parent and Merger Sub, taken as a whole;

(b)    result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of or loss of benefits or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not materially delay or impair the ability of Parent or Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Agreements or to consummate the Transactions) or (ii) the Charter Documents of Parent or Merger Sub;

(c)    result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens, Liens under applicable securities laws, or Liens created by the Company; or

(d)    result in the triggering, acceleration, vesting or increase of (i) any payment to any Person or (ii) any equity security of Parent pursuant to any Contractual Obligation of Parent or Merger Sub.

Section 3.6    Compliance. Each of Parent and Merger Sub has complied in all material respects with all, and is in compliance in all material respects with all, and is not in material violation of any, Legal Requirements with respect to the conduct of its business, assets, properties or the ownership or operation of its business. No written notice or communication of material actual, potential or alleged noncompliance with any material Legal Requirement has been received by Parent or Merger Sub, and, to Parent’s Knowledge as of the date hereof, no such notice or communication has been delivered to any other Person.

Section 3.7    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 221,000,000 shares of common stock of Parent, of which 200,000,000 shares have been designated Parent Class A Common Stock and 20,000,000 shares have been designated Parent Class F Common Stock and (ii) 1,000,000 shares of Parent Preferred Stock. The outstanding Parent Securities set forth on Schedule 3.7(a) represent all of the issued and outstanding Parent Securities as of the date of this Agreement. All outstanding Parent Securities (i) have been duly authorized and validly issued and fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (A) Parent’s Charter Documents, and (B) any other applicable Contractual Obligation governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Charter Documents or any Contractual Obligation to which Parent is a party or otherwise bound.

(b)    Except as provided for in this Agreement or as set forth in Schedule 3.7(a) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have, or upon the happening of certain events would have, the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent Stockholders on any matter.

(c)    Except as provided for in this Agreement or as set forth in Schedule 3.7(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other Contract or understanding to which Parent is a party or by which Parent is bound with respect to any securities of Parent.

(d)    Except as provided for in this Agreement or as set forth in Schedule 3.7(d), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent are issuable, and no rights in connection with any shares, warrants, options, or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)    Except as provided for in this Agreement or as set forth in Schedule 3.7(e), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(f)    The authorized and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding shares of common stock of Merger Sub, free and clear of all Liens (other than transfer restrictions under applicable securities Laws).

(g)    The Closing Merger Consideration and Reserve Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, Parent’s Charter Documents, or any Contractual Obligation to which Parent is a party or otherwise bound.

Section 3.8    Parent SEC Reports and Financial Statements.

(a)    Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to be filed by Parent prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its formation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications, as of their respective dates of filing, and as of the date of any amendment, or filing that superseded the initial filing, are each true and correct in all material respects. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements,” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended. As used in this Section 3.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“ICOFR”). To Parent’s Knowledge, such ICOFR are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(d)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    To Parent’s Knowledge, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To Parent’s Knowledge, none of the Parent SEC Reports filed on or prior to the date hereof are subject to ongoing SEC review or investigation as of the date hereof.

(f)    To Parent’s Knowledge, no officer, contractor, subcontractor, or agent of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement by Parent.

Section 3.9    Absence of Certain Developments. Except as set forth in Schedule 3.9, since June 30, 2022, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; and (b) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(c) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10    Trust Fund.

(a)    As of October 31, 2022, Parent has $403,085,489.65 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of January 27, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

(b)    The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than (a) in respect of deferred underwriting commissions or Taxes or (b) stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.

Section 3.11    Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.12    Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.13    Tax Matters.

(a)    Each of Parent and Merger Sub has timely filed or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were true, correct and complete in all material respects. All material Taxes

(including, for the avoidance of doubt, sales, use, value added and similar Taxes) owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been timely paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). No written claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

(b)    There is no outstanding audit or examination concerning any Taxes or Tax Return of Parent or Merger Sub and no such audit or examination has been claimed, threatened, or raised in writing by a Governmental Authority.

(c)    There is no Tax deficiency outstanding, proposed in writing or assessed against Parent or Merger Sub, which deficiency has not been satisfied by payment, settled or withdrawn, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)    No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been proposed in writing, by any Governmental Authority.

(e)    No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.

(f)    Neither Parent nor Merger Sub has ever been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group within the meaning of Section 1504 of the Code or otherwise (other than a group including only Parent and Merger Sub), and has no liability for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise, other than any Customary Agreement. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any Customary Agreement. Parent and Merger Sub have timely paid all material amounts of Taxes required to be paid by or on behalf of them pursuant to any Customary Agreement. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Parent which agreement or ruling would have binding effect on Parent after the Closing.

(g)    Neither Parent nor Merger Sub is currently subject to any Liens, other than Liens described in clause (a) of the definition of Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes.

(h)    Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise, and no material amount of unpaid Taxes of Parent or Merger Sub have been incurred since the date of the Parent Financial Statements, other than in the ordinary course of business of Parent and Merger Sub. Parent and Merger Sub have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)    Neither Parent nor Merger Sub is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)    Neither Parent nor Merger Sub (or any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355 of the Code) in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(k)    Neither Parent nor Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing, in each case, entered into by Parent or Merger Sub; (ii) a disposition by Parent or Merger Sub occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received by Parent or Merger Sub prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used by Parent or Merger Sub prior to Closing); (v) an agreement entered into by or on behalf of Parent or Merger Sub with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions entered into by Parent or Merger Sub or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements); (vii) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date; (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Parent or Merger Sub attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ix) any COVID-19 Response Law; (x) any investment in “United States property” (as defined in Code Section 956(c)) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code; or (xi) any gain recognition agreement under Section 367 of the Code. Parent has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)    Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(m)    No Subsidiary of Parent that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(n)    Neither Parent nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.14    Employees; Employee Benefit Plans.

(a)    Other than any officers or as described in Schedule 3.14(a), Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b)    Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability with respect to any Employee Plans.

(c)    The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent with respect to employee benefits.

Section 3.15    Contracts. Schedule 3.15 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.16    Affiliate Transactions. Except as described in Schedule 3.16 or as contemplated by this Agreement, no Contractual Obligation between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 3.17    Litigation. There is no Action pending, or, to Parent’s Knowledge, threatened in writing, to which Parent or Merger Sub is a party (either as plaintiff or defendant) or to which its assets are subject. To Parent’s Knowledge, no allegations of sexual harassment, discrimination, retaliation, bullying or other misconduct have been made against any officer or director of Parent or Merger Sub.

Section 3.18    Parent Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TLGA.” The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TLGA WS.” The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TLGA WS.” There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock, Parent Warrants or Parent Units or terminate the listing of Parent on NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock, Parent Warrants or Parent Units under the Exchange Act.

Section 3.19    Brokers. Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, Merger Sub or any Affiliate thereof in connection with this Agreement, any Ancillary Agreement or the Transactions, and Parent and Merger Sub (and, to the Parent’s Knowledge, the Sponsor) have not entered into any agreement with any Person which will result in the obligation of Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 3.20    Business Activities; Undisclosed Liabilities. Since its respective incorporation, neither Parent nor Merger Sub has conducted any business activities other than activities in connection with its incorporation, in connection with Parent’s initial public offering, or directed toward the accomplishment of one or more business combinations. None of Parent or Merger Sub have any Liabilities required by U.S. GAAP to be reflected in a balance sheet or disclosed in notes thereto, other than any such Liabilities: (a) reflected or reserved for on Parent’s balance sheet for the fiscal quarter ended June 30, 2022, as reported on Form 10-Q or disclosed in the notes thereto, (b) that have arisen since June 30, 2022, in the ordinary course of the operation of business of Parent consistent with past practice, (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants and agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or (d) as expressly permitted by Section 4.1(c).

Section 3.21    Board Approval. The board of directors of each of Parent and Merger Sub (including any required committee or subgroup thereof) has (a) unanimously determined that this Agreement, the Ancillary

Agreements and the transactions contemplated hereby and thereby, including the Merger and the Financings, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders, (b) authorized and approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the Financings, and resolved to recommend the approval and adoption of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, by the Parent Stockholders (the “Parent Board Recommendation”) and (c) directed that this Agreement be submitted to the Parent Stockholders for their approval and adoption. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.22    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement/Prospectus will, when the Proxy Statement/Prospectus is declared effective or when the Proxy Statement/Prospectus is mailed to the Parent Stockholders or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23    Exclusivity of Representations. Except as provided in this Article 3 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, neither Parent, Merger Sub, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, shareholders or representatives has made, or are making, any representation or warranty of any kind or nature expressed or implied, at law or in equity whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (b) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation; and (c) except for the representations and warranties with respect to the Company set forth in Article 2 and the certificates and Ancillary Agreements delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE 4

COVENANTS OF THE PARTIES

Section 4.1    Operation of Business by the Company, Parent and Merger Sub.

(a)    Conduct of Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing (the “Interim Period”), each of the Company, Parent and Merger Sub shall, except for those actions or omissions (i) set forth in Schedule 4.1(a), (ii) expressly required or permitted by the terms of this Agreement or any Ancillary Agreement, (iii) required by applicable Law, including any Public Health Measures (provided that any action taken (or omitted to be taken) by the Company shall be reasonable) or (iv) consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delated), (A) carry on its business in the ordinary course and (B) with respect to the Company, use commercially reasonable efforts to (1) maintain and preserve substantially intact its present business organization, (2) keep available the services of its present officers and key employees and (3) maintain and preserve the material assets, properties, goodwill and relationships with Customers, suppliers, partners, distributors, licensors, licensees, and others with which it has material business dealings; provided, however, that no action or failure to take action by the Company of the type specifically addressed by any of the subsections of Section 4.1(b) shall constitute a breach under this Section 4.1(a) by the Company unless such action would constitute a breach of such subsection of Section 4.1(b)

applicable to the Company, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions, and no action or failure to take action by Parent or Merger Sub of the type specifically addressed by any of the subsections of Section 4.1(c) shall constitute a breach under this Section 4.1(a) by Parent or Merger Sub unless such action would constitute a breach of such subsection of Section 4.1(c) applicable to Parent or Merger Sub, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions.

(b)    Conduct of Business of the Company. Except for those actions or omissions set forth in Schedule 4.1(b), expressly required or permitted by the terms of this Agreement, required by applicable Legal Requirements, or taken or omitted to be taken as a result of Public Health Measures or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not do, and shall cause its Subsidiaries not to do, any of the following:

(i)    Abandon, dispose of, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights, other than non-exclusive licenses granted in connection with the Company Services in the ordinary course of business;

(ii)    Transfer or provide a copy of any Company Source Code to any Person, other than to current employees, contractors, and consultants of the Company or any Subsidiary under current and enforceable confidentiality agreements;

(iii)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest of the Company or its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest of the Company or its Subsidiaries, except transactions in the ordinary course of business consistent with past practice between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(iv)    Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or its Subsidiaries, other than the exercise of any Company Stock Options or Company Warrants pursuant to Contractual Obligations in effect as of the date hereof;

(v)    Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to Parent, issue, deliver, sell, authorize, pledge or otherwise encumber, or subject to a Lien (other than a Permitted Lien), or agree to any of the foregoing with respect to, any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, or subscriptions, rights, warrants or options to acquire any capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue, deliver or sell any such capital stock of the Company or its Subsidiaries or convertible or exchangeable securities (in each case, other than the grant of any Company Stock Option to a current employee of the Company or to a new hire, on terms substantially equivalent to then outstanding Company Stock Options); provided that the Company may issue capital stock in connection with the Private Capital Raise or the Committed Capital Raise; and provided, further, that neither the exercise nor settlement of any Company Convertible Security, in each case in accordance with its terms, shall require the consent of the Parent;

(vi)    Amend, supplement, restate, modify or otherwise terminate any of the Company or its Subsidiaries’ Charter Documents;

(vii)    (A) merge, consolidate, combine or amalgamate the Company or its Subsidiaries with any Person or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except for acquisitions made or entered into that do not exceed $500,000 individually or $1,000,000 in the aggregate; provided that (1) financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus and (2) the Company survives any such acquisition, merger or consolidation;

(viii)    Enter into any joint ventures, strategic partnerships or alliances, or other arrangements or Contracts that provide for exclusivity of territory or otherwise restrict the Company’s or any Subsidiary’s ability to compete or to offer or sell any products or services to other Persons, in each case, other than such arrangements made in the ordinary course of business consistent with past practice;

(ix)    Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(x)    Except for incurrences of indebtedness by the Company or its Subsidiaries (A) under existing credit facilities as set forth in Schedule 2.8(g) or (B) in connection with any acquisition not prohibited pursuant to Section 4.1(b)(vii), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; provided that, notwithstanding the foregoing, the Company may incur Indebtedness in connection with the Private Capital Raise and the Committed Capital Raise;

(xi)    Except as required pursuant to the terms of any Employee Plan or other Contractual Obligation in effect as of the date hereof, (A) materially increase any payments or benefits under any Employee Plan other than in connection with a renewal or replacement of any existing Employee Plan, (B) grant any severance or termination pay, other than in the ordinary course of business consistent with past practices, (C) except as set forth on Schedule 4.1(b)(xi), pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any Person whose annual compensation exceeds $275,000 in the aggregate, (D) enter into or adopt any new Employee Plan, or amend, modify or alter in any material respect any Employee Plan, other than in the ordinary course of business consistent with past practices, (E) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (F) terminate (other than for cause) any officer or employee of the Company and its Subsidiaries whose total annual compensation exceeds or would exceed $275,000, other than in the ordinary course of business consistent with past practices, (G) engage in or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate WARN or (H) waive or release any noncompetition, nonsolicitation, no-hire, non-disclosure or other restrictive covenant obligation of any current or former director, officer or employee of the Company and its Subsidiaries;

(xii)    Enter into, amend, modify or alter in any material respect any collective bargaining agreement;

(xiii)    Release, assign, compromise, pay, discharge, settle or satisfy any material Actions (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any such Actions (A) in the ordinary course of business or (B) that are solely monetary in nature and do not individually exceed $250,000;

(xiv)    Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar covenant or agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary, in each case, other than (A) with Customers and other counterparties in the ordinary course of business consistent with past practice or (B) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(xv)    Amend, modify or terminate any Disclosed Contract in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole (excluding, for the avoidance of doubt, any expiration of any Disclosed Contract pursuant to its terms), other than in the ordinary course of business;

(xvi)    Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xvii)    Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, or change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;

(xviii)    Discontinue any material line of business or any material business operations of the Company and its Subsidiaries;

(xix)    Enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.13) any Affiliate Agreements;

(xx)    Authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Company or its Subsidiaries;

(xxi)    Make any material change to any of the cash management practices of the Company or any of its Subsidiaries, including materially deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxii)    Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxiii)    Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxii) above.

(c)    Conduct of Business of Parent and Merger Sub. Except for those actions or omissions set forth in Schedule 4.1, expressly required or permitted by the terms of this Agreement, required by applicable Law, or taken or omitted to be taken or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent and Merger Sub shall not do any of the following:

(i)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(ii)    Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Parent or Merger Sub, other than pursuant to Contractual Obligations in effect as of the date hereof;

(iii)    Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to the Company, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities; provided that Parent may issue capital stock or convertible or exchangeable securities pursuant to the Financing Agreements or in connection with the allocation of Incentive Shares;

(iv)    Amend, supplement, restate or modify or otherwise terminate its Charter Documents;

(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

(vi)    Except for Parent Borrowings and the costs and expenses necessary for an Extension including any additional Trust Fund contributions (such expenses, “Extension Expenses”), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii)    Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(viii)    Other than as required by Law or as consistent with ordinary course practices, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, director or officer of Parent or Merger Sub, or enter into or adopt any new severance plan, or amend, modify or alter in any material respect any Employee Plan;

(ix)    Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Actions (whether or not commenced prior to the date of this Agreement), other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities or obligations that are solely monetary in nature and do not individually exceed $200,000, and provided payments related to such settlements are made prior to the Closing;

(x)    Make, revoke, amend, or rescind any material Tax elections, execute any waiver of restrictions on assessment or collection of any material amount of Tax, commence, settle, or compromise any claim or assessment in respect of a material amount of Taxes, change any method of accounting with respect to a material item of income or loss, or annual accounting period, for Tax purposes, prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by Law), fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any material Tax credits or defer any material Tax payments under any COVID-19 Response Law, enter into any material Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any Customary Agreement), grant any power of attorney with respect to Taxes, or surrender any right to claim a material Tax refund;

(xi)    Form or establish any Subsidiary;

(xii)    Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates, other than the (A) payment of salary and benefits, (B) payment of bonuses and (C) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

(xiii)    Amend the Trust Agreement or any other agreement related to the Trust Fund;

(xiv)    Amend, modify or terminate any Contractual Obligations disclosed in the Parent Schedule in a manner that is adverse to Parent (excluding, for avoidance of doubt, any expiration of any such Contractual Obligations pursuant to its terms);

(xv)    Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(xvi)    Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xvii)    Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(c)(i) through Section 4.1(c)(xvi) above.

Notwithstanding anything to the contrary in this Section 4.1, nothing in this Agreement shall prohibit or restrict Parent from extending, in accordance with Parent’s Charter Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(d)    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 4.2     Confidentiality; Access to Premises and Information.

(a)    Confidentiality. The Parties agree that they shall be bound by the certain Confidentiality Agreement, dated May 27, 2022 (the “Confidentiality Agreement”), by and between the Company and Parent. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate (except for Section 8 thereof, which shall remain in full force and effect after the Closing). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b)    Access to Information. Subject to the Confidentiality Agreement, during the Interim Period, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to the premises, properties, books, records (including Tax records of the Company) and contracts of the Company and its Subsidiaries, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements or existing Contractual Obligations (provided that, in each such case, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege or Legal Requirement); provided, however, that in exercising access rights under this Section 4.2(b), Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. The Company will instruct the PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor; provided, further, that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the PCAOB Auditor. Parent will permit the Company and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of Parent and Merger Sub and to the books, records (including Tax records of Parent) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements (subject to the above-referenced reasonable best efforts to provide appropriate access); provided, however, that in exercising access rights under this Section 4.2(b), the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of business of Parent or Merger Sub. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 6.2(a) or Section 6.3(a), as applicable.

Section 4.3    Exclusivity.

(a)    During the Interim Period, the Company will not (and will not cause or permit any Subsidiary or its or their Affiliates or Representatives to) solicit, initiate, knowingly facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to or enter into or consummate any transaction relating to, (i) any merger, sale of the Company’s or its Subsidiaries’ equity interests or a material portion of the Company’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to the Company or any Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively, “Competing Company Transactions”); provided, however, in the event of a transaction of the type described in clause (ii) above, the Company shall be permitted to take such actions as necessary for the Private Capital Raise and Committed Capital Raise. In addition, the Company will, and will cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company will promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) (A) notify Parent if the Company or, to the Company’s Knowledge, any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Company Transaction after the execution and delivery of this Agreement, (B) notify Parent of the identity of the Person making such inquiry or submitting such proposal, offer or submission and (C) provide Parent with a description of the material terms and conditions of any such Competing Company Transaction or a copy of such inquiry, proposal, offer or submission (in the case of subsections (B) and (C) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to July 15, 2022, to which the Company is a party, as determined in good faith by the Company, in which case the Company shall provide such notice to the maximum extent not prohibited). In the event the Company receives an inquiry, proposal, offer or submission with respect to a Competing Company Transaction, the Company shall not, and shall cause its Subsidiaries and Representatives not to, conduct any further discussions with, provide any information to, or enter into negotiations with any Person proposing such Competing Company Transaction. The Company agrees that the rights and remedies for noncompliance with this Section 4.3(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy for such injury.

(b)    During the Interim Period, Parent and Merger Sub will not (and, subject to the last sentence of this Section 4.3(b), will not cause or permit their respective Affiliates or Representatives to) solicit, initiate, knowingly facilitate, participate in, enter into, or continue discussions, negotiations, or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to or that could reasonably be expect to lead to or enter into or consummate any transaction relating to, (i) any merger, sale of the equity interests of Parent or Merger Sub or a material portion of Parent’s assets, or a similar change in control transaction with respect to Parent or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively, “Competing Parent Transactions”). In addition, Parent will, and will cause Merger Sub and each of its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Parent Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Parent will promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent, Merger Sub or, to Parent’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Parent Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a description of the material terms and conditions of or a copy of such inquiry, proposal, offer or submission to the extent not prohibited by any applicable non-disclosure agreement entered into prior to July 15, 2022, to which Parent is a party, as determined in good faith by Parent, in which case Parent shall provide such notice to the maximum extent not prohibited. Parent agrees that the rights and remedies for noncompliance with this Section 4.3(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Notwithstanding anything to the contrary in this Section 4.3(b), the foregoing shall not restrict Parent’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to Parent.

Section 4.4    Certain Financial Information. Within thirty (30) days after the end of each fiscal month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month.

Section 4.5    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article 6 to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock or the incurrence of any liability or expense.

Section 4.6    HSR Act. If required pursuant to the HSR Act, as promptly as practicable, and in any event within twenty (20) Business Days from the date of this Agreement, Parent and the Company shall each: (a) prepare and file the notification required of it thereunder in connection with the Merger and (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided that no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be borne equally by Parent and the Company. Nothing in this Section 4.6 shall obligate any Affiliate of Parent or the Company to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements or (D) enter into new licenses or other agreements.

Section 4.7    Financings.

(a)    Parent will use reasonable best efforts to enter into subscription agreements, non-redemption agreements, backstop agreements, debt facilities or similar financing agreements (the “Financing Agreements”) with one or more Persons (the “Financing Persons”) which shall raise and/or backstop an amount no less than (i) $150,000,000 gross minus (ii) the proceeds received in the Private Capital Raise and Committed Capital Raise (such transactions, the “Financings”), in each case on the terms and subject to the conditions set forth therein. The Financing Agreements will be on terms reasonably acceptable to the Company (such consent not to be unreasonably withheld, condition or delayed) solely if such terms include the issuance of additional equity interests of Parent (for avoidance of doubt, excluding (x) transfers of equity interests from Sponsor to the Financing Persons and (y) forfeiture of equity interests by Sponsor and Parent re-issuing similar equity interests to the Financing Persons) or additional Parent Indebtedness.

(b)    In the event that all conditions in the Financing Agreements have been satisfied, Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Financing Agreements on the terms described therein, including using reasonable best efforts to (i) comply with its obligations under the Financing Agreements, (ii) maintain in effect the Financing Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Financing Agreements within its control and (iv) consummate the Financings when required pursuant to this Agreement. For the avoidance of doubt, if all or any portion of the Financings becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Closing Condition).

(c)    Parent shall use its reasonable best efforts to obtain non-redemption agreements from the Persons set forth on Schedule 4.7(c).

(d)    The Company shall, and shall cause its Representatives to, use reasonable best efforts to cooperate in a timely manner in connection with the Financing, including (i) furnishing or causing to be furnished any such information regarding the Company and its Subsidiaries as may be reasonably requested, (ii) granting such access to the prospective Financing sources and their representatives as may be reasonably necessary for their due diligence, (iii) causing the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Financing Persons and (iv) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Financings as reasonably requested by Parent.

(e)    Parent will create a reserve of 7,000,000 shares of Parent Class A Common Stock (“Share Reserve”) and deposit such Share Reserve with an escrow agent in accordance with the Escrow Agreement. The Share Reserve may be increased or decreased as provided in the Escrow Agreement. The Share Reserve will be funded by Parent issuing 5,000,000 newly issued shares of Parent Class A Common Stock and the transfer of the Escrow Consideration. The Share Reserve will be issuable to the Financing Persons upon the terms and conditions set forth in the Financing Agreements. If any shares remain in the Share Reserve after issuances to the Financing Persons, then such shares shall be distributed as set forth in the Escrow Agreement and (i) first, to the applicable Pre-Closing Holders pro rata up to the full amount of the Escrow Consideration and (ii) second (and only after the issuance of the shares set forth in clause (i)), (x) 50% to the Sponsor and (y) 50% to the applicable Pre-Closing Holders pro rata (the applicable portion of the Share Reserve set forth in clauses (i) and (ii)(y), the “Reserve Consideration”).

Section 4.8    Parent Governing Documents. Immediately prior to the Effective Time, subject to obtaining the approval of the Necessary Stockholder Matters, Parent shall (a) adopt the amended and restated bylaws of Parent, the form of which is attached hereto as Exhibit E (“Parent A&R Bylaws”) and (b) adopt and cause to be filed the Parent A&R Charter with the Delaware Secretary of State, which shall, among other things, change the name of Parent to “Electriq Power Holdings, Inc.” or such other name substantially similar thereto as agreed to by the Parties.

Section 4.9    Litigation. Prior to the Effective Time and after obtaining actual knowledge thereof, each Party shall provide the other Parties with prompt written notice of all Actions commenced or threatened in writing (including by providing copies of all pleadings with respect thereto) against such Party in connection with this Agreement and the Transactions and keep such other Parties reasonably informed with respect to the status thereof. Parent shall control the defense or prosecution of any such Action commenced or threatened against Parent, Merger Sub or any of their Affiliates (“Parent Litigation”), and Parent shall (a) in good faith consult with counsel to the Company with respect to the defense and prosecution of any Parent Litigation, (b) consider in good faith the Company’s advice with respect to the Parent Litigation and (c) provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control the defense of such Parent Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(c)(ix). The Company shall control the defense or prosecution of any such Action commenced or threatened against the Company or any of its Affiliates (“Company Litigation”), and the Company shall (a) in good faith consult with counsel to Parent with respect to the defense and prosecution of any Company Litigation, (b) consider in good faith Parent’s advice with respect to the Parent Litigation and (c) provide Parent the opportunity to participate in (subject to a customary joint defense agreement), but not control the defense of such Company Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(b)(xiii).

ARTICLE 5

ADDITIONAL COVENANTS

Section 5.1    Form S-4; Special Meeting.

(a)    As soon as reasonably practicable following the execution and delivery of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC and with all other applicable regulatory bodies, a Form S-4 with respect to the shares of Parent Class A Common Stock issuable hereunder, which Form S-4 will contain the proxy statement/prospectus (“Proxy Statement/Prospectus”) to be used for the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (the “Business Combination Proposal”), (ii) the issuance of the Closing Merger Consideration, Reserve Consideration and the shares of Parent Class A Common Stock issuable pursuant to the Financings and Lawrie Convertible Note pursuant to applicable NYSE listing rules (the “NYSE Proposal”), (iii) the election to the board of directors of Parent of the individuals, and for the class of director, each as designated in accordance with Section 5.2, (iv) the adoption of the amended and restated certificate of incorporation of Parent, to be filed immediately after the Effective Time, the form of which is attached hereto as Exhibit D (the “Parent A&R Charter,” and all such proposals necessary to adopt the Parent A&R Charter, the “Charter Proposals”), (v) the adoption of an incentive equity plan of Parent (“Parent Plan”), the form and substance of which shall be agreed to by the Parties and approved by the board of directors of Parent prior to filing the Proxy Statement/Prospectus (the “Parent Plan Proposal”), (vi) to adjourn the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason and (vii) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the “Parent Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). The Business Combination Proposal, NYSE Proposal, the Parent Plan Proposal and Charter Proposals are referred to herein as the “Necessary Stockholder Matters.” Filing fees with respect to the Form S-4 shall be borne equally by Parent and the Company.

(b)    Each Party shall promptly provide to the others all financial and other information as the Company or Parent may reasonably request for the preparation of the Proxy Statement/Prospectus. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will notify the Company promptly after it receives notice: (i) of the time when the preliminary Proxy Statement/Prospectus has been filed; (ii) if applicable, that the preliminary Proxy Statement/Prospectus is not being reviewed by the SEC; (iii) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, of receipt of oral or written notification of the completion of the review by the SEC; (iv) of the filing of any supplement or amendment to the Proxy Statement/Prospectus; (v) of any request by the SEC for amendment of the Proxy Statement/Prospectus; (vi) of any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (vii) of requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)    As soon as practicable following the SEC declaring the Form S-4 effective (the “SEC Approval Date”), Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement and (iii) hold the Special Meeting on a day not more than thirty (30) Business Days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting (A) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (B) in order to solicit additional proxies from Parent Stockholders for purposes of obtaining approval of the Necessary Stockholder Matters or (C) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that, in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Notwithstanding anything to the contrary in this Agreement, Parent will not be required to convene and hold the Special Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement/Prospectus to Parent Stockholders.

(d)    Parent and the Company shall each comply with all applicable provisions of and rules under the Securities Act and Exchange Act, and all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus). If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Form S-4 and the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(e)    Parent shall include the Parent Board Recommendation in the Proxy Statement/Prospectus and shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Parent Stockholder Matters. The Parent’s board of directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation.

(f)    Notwithstanding anything to the contrary herein, all filings and communications contemplated by this Section 5.1 shall be subject to the procedural protections and other provisions contemplated by Section 5.4 in all respects.

Section 5.2    Directors and Officers of Parent After the Transactions.

(a)    Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall comprise seven (7) directors, at least a majority of whom shall meet the NYSE director independence requirements and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:

(i)    Parent shall designate one (1) director, who shall be appointed as Chairperson;

(ii)    Greensoil shall designate one (1) director; and

(iii)    The Company shall designate five (5) directors, at least four (4) of whom shall meet NYSE director independence requirements and one (1) shall be the Company’s Chief Executive Officer as of immediately prior to the Closing.

(b)    Within thirty (30) days after the date hereof, each of the Company and Parent shall provide to the other Party a list of such Party’s director designees pursuant to Section 5.2(a).

(c)    If any Person so designated by the Company or Greensoil pursuant to Section 5.2(a) is unable to serve or is not duly elected by the Parent Stockholders at the Special Meeting, the Company or Greensoil, respectively, shall designate a successor.

(d)    Parent and the Company shall take all necessary action such that the Persons set forth on Schedule 5.2(d) are appointed as the initial officers of Parent immediately following the Effective Time.

(e)    Except as otherwise agreed in writing by the Company and Parent prior to the Closing, Parent shall take all necessary action so that all of the members of the board of directors of and all officers of Parent and

Merger Sub resign effective as of the Closing, unless such director is nominated pursuant to Section 5.2(a) and duly elected at the Special Meeting or such officer is included on Schedule 5.2(e) (collectively, the “D&O Resignation Letters”).

(f)    At or prior to the Closing, Parent shall enter into customary indemnification agreements in substantially the form previously filed with the SEC as a “material contract” (as such term is defined in Regulation S-K of the SEC) with each individual to be appointed to, or serving on, the board of directors of Parent upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 5.3    Public Announcements.

(a)    As promptly as practicable after execution of this Agreement, Parent and the Company will prepare, and Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b)    Promptly after the execution of this Agreement, Parent and the Company will issue a mutually agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c)    Prior to Closing, Parent and the Company shall prepare a Current Report on Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually agreed joint press release announcing the consummation of the Transactions (“Closing Press Release”). Following the Closing, Parent shall issue the Closing Press Release. As soon as practicable following the Closing (but in any event within four (4) Business Days), Parent shall file the Closing Form 8-K with the SEC.

(d)    Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment-related activities (including the Financings) and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent expressly provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (v) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that nothing in this Section 5.3(c) shall prohibit either party from engaging in ordinary course activities or communications with their respective securityholders, employees, directors, or officers.

Section 5.4    Required Information.

(a)    In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 4.6 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions or otherwise, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company (other than regularly released factual business information of the Company) (each, a “Reviewable Document”), and for such other reasonable purposes, each of Parent and the Company shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

(b)    At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)    Any express language included in a Reviewable Document, following its filing, issuance or submission, may be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)    Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly and as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

Section 5.5    Standstill. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Neither the Company nor its directors and officers, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the Effective Time without the written consent of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such securities Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.6    No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund for the benefit of Parent and its public stockholders and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a Business Combination is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Class A Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, Affiliates and Associated Persons, hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Fund (including any distributions therefrom) any monies that may be owed to them by Parent for any reason whatsoever, including a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse or claim against the Trust Fund (including any distributions therefrom) at any time for any reason whatsoever regardless of whether such claim arises based on contract, tort, equity or other theory of legal Liability; provided that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7    Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains actual knowledge that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article 6, as applicable, will not be satisfied or (b) would require any amendment or supplement to the Form S-4 or Proxy Statement/Prospectus; provided that the delivery of any notice pursuant to this Section 5.7 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Disclosure Schedules.

Section 5.8    Securities Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock (including those shares of Parent Class A Common Stock issued or issuable upon exercise in connection with any Financing and Lawrie Convertible Note) to be issued under this Agreement to be approved for listing on NYSE as of the Closing Date, subject only to official notice of issuance. Parent and the Company will use reasonable best efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock and publicly traded Parent Warrants following the Closing in satisfaction of applicable NYSE listing rules.

Section 5.9    Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)    All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors, managers, officers, employees, fiduciaries, and agents of the Company and Parent (each, a “D&O Indemnified Person”) under applicable Legal Requirement or as provided in the respective Charter Documents of the Company and Parent, or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive and shall continue in full force and effect in accordance with their terms for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Parent A&R Charter and Parent A&R Bylaws shall contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in Parent’s Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder, except as is required under Legal Requirements.

(b)    For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corporation shall indemnify each present (as of immediately prior to the Closing Date) D&O Indemnified Person pursuant to the Parent A&R Charter and Parent A&R Bylaws and applicable Law.

(c)    For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving Corporation to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors in a manner that would adversely affect the rights of any D&O Indemnified Person (unless required by any Legal Requirement), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d)    Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”), which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Parent D&O Tail”). The cost of the Parent D&O Tail shall be borne by the Surviving Corporation. The Parent D&O Tail shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.

(e)    Upon the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”), which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Company D&O Tail”). The cost of the Company D&O Tail shall be borne by the Surviving Corporation. The Company D&O Tail shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(f)    If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, unless assumed by operation of law.

(g)    The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of each of the D&O Indemnified Persons.

Section 5.10    Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article 6 and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with a trust termination and instruction letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) to the payment of Taxes due and payable prior to Closing, (c) to the payment of the unpaid Company Transaction Expenses as of the Closing Date, (d) to the payment of the unpaid Parent Transaction Expenses as of the Closing Date and (e) to all other payments as mutually agreed upon by Parent and the Company (including to satisfy any Cash Election), with all funds remaining after the foregoing payments to be distributed to Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11    Expenses. Except as otherwise expressly provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Transactions; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Transaction Expenses and Parent shall pay, or cause to be paid, all Parent Transaction Expenses, and (b) if the Closing shall occur, then Parent shall make, or cause to be made, the payments contemplated by Section 5.10 from the Trust Fund; provided that any unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director.

Section 5.12    Certain Parent Borrowings. Until the Closing, Parent shall be allowed to borrow funds from the Sponsor up to an aggregate amount of $12,000,000 to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s-length terms and conditions and repayable at Closing solely in cash; provided that under that certain Promissory Note, dated May 25, 2021, entered into by and between Parent and Sponsor, the Parent Borrowings may, subject to the terms of the Sponsor Agreement, be repayable in warrants of Parent.

Section 5.13    Affiliate Agreements. Prior to Closing, the Company shall terminate (in form and substance reasonably satisfactory to Parent) each Affiliate Agreement set forth on Schedule 5.13.

Section 5.14    Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall deliver the Form S-4 to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval by way of a consent solicitation. The Company shall, through its board of directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Capital Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby. The Company shall promptly deliver to Parent a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of the written consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

Section 5.15    Registration Rights Agreement. At or prior to the Closing, Parent shall amend and restate that certain Registration Rights Agreement, dated as of January 27, 2021, by and among Parent, the Sponsor and the other parties thereto (as amended and restated, the “A&R Registration Rights Agreement”), the form of which is set forth as Exhibit F hereto, pursuant to which, among other things, Parent will agree to register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, or lock-up provisions which may apply, the shares of Parent Class A Common Stock held by those Persons set forth on Schedule 5.15 (including shares of Parent Class A Common Stock issuable upon exercise of Parent Warrants or other convertible securities of Parent).

Section 5.16    Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan; provided that Parent and the Company agree and acknowledge that the Parent Plan is expected to reserve a number of shares of Parent Class A Common Stock equal to approximately 10% of the number of outstanding shares of Parent Class A Common Stock on a fully diluted basis as of immediately following the Closing (which such number of shares of Parent Class A Common Stock shall, for the avoidance of doubt, be in addition to, and shall not include, the total number of shares of Parent Class A Common Stock issuable upon exercise and settlement of the Substitute Options). As soon as practicable following the date that is sixty (60) days after the Closing, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Common Stock issuable pursuant to the Parent Plan and the Company Equity Plan, which shall include a number of shares of Parent Class A Common Stock at least equal to the number of shares of Parent Class A Common Stock that will be subject to Substitute Options as a result of the actions contemplated by Section 1.3(d) of this Agreement. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan and the Company Equity Plan remain outstanding.

Section 5.17    Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.18    Closing Financing Certificates.

(a)    Not more than two (2) Business Days prior to the Closing (if practicable), Parent shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Parent Financing Certificate”) setting forth the (i) Parent Share Amount, (ii) Parent Share Redemption Amount, (iii) unpaid Parent Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (iv) expected aggregate gross purchase price to be received by Parent upon the closing of the Financings and (v) amount of cash available in the Trust Fund at the Closing prior to giving effect to the disbursements contemplated in Section 5.10.

(b)    Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate,” and, together with the Parent Financing Certificate, the “Financing Certificates”) setting forth the (i) unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and (ii) aggregate gross purchase price to be received by the Company upon the closing of the Private Capital Raise and Committed Capital Raise.

(c)    Each of the Financing Certificates delivered pursuant to this Section 5.18 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Parent and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s Financing Certificates so delivered. Each of Parent and the Company will cooperate in the other’s review of the delivered Financing Certificates, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Parent and the Company will cooperate reasonably to revise the Financing Certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Parent shall make the final determination of the amounts included in the Parent Financing Certificate.

Section 5.19    Tax Matters.

(a)    Certificate. The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification for Parent to provide to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)    Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and the Proxy Statement/Prospectus, and any Tax proceeding, including, for the avoidance of doubt, such information and assistance as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.

(c)    Transfer Taxes. All transfer, sales, use, value-added, real property transfer, stamp, documentary, filing, registration, recordation and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Party responsible for filing Tax Returns and other documentation with respect to Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Merger.

Section 5.20    PCAOB Audit of the Company’s Financial Statements. To the extent not already provided to Parent, the Company shall deliver to Parent as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of and for the years ended December 31, 2021, and December 31, 2020, and all notes thereto, accompanied by an unqualified report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Parent after the date hereof, the PCAOB Audited Financial Statements shall not be inconsistent in any material respect with the Financial Statements for the periods shown. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.

Section 5.21    Employment Agreements; Retention Pool

(a)    Employment Agreements. The Company shall use commercially reasonable efforts to cause certain executives of the Company as set forth on Schedule 5.21 to enter into new employment agreements with the Company or Parent, to be effective as of the Closing Date, with such employment agreements to be in form and substance reasonably satisfactory to the Company and Parent.

(b)    Retention Pool. On or within thirty (30) days following the Closing Date, the Company shall establish a cash retention plan on such terms and eligibility requirements as may be approved by the board of directors of Parent and its compensation committee, with such cash awards to be allocated by the Company, in consultation with Parent, as set forth on Schedule 5.21 and to certain additional executives and management of the Company.

(c)    Management Grants. As promptly as practicable after the date hereof (but in any event prior to the Closing Date), the Company shall, in consultation with Parent, determine the members of management of the Company who will receive grants under the Parent Plan as soon as reasonably practicable following the Closing and the allocation thereof among such management members, including the stock option grants set forth on Schedule 5.21.

Section 5.22    Capital Raise. Prior to the Closing, the Company shall be permitted to engage with and seek equity, debt or similar investments in connection with a private capital raise by the Company (the “Private Capital Raise”) in an amount not to exceed $30,000,000 less $8,500,000 committed under the Committed Capital Raise (provided that (i) if the Private Capital Raise is a debt facility, then for purposes of the amount of the Private Capital Raise for this Section 5.22, Section 4.7, Section 5.18(b) and the Minimum Cash Closing Condition the amount of the facility shall be considered in such calculation, not the amount funded or available for funding thereunder and (ii) for purposes of the amount of this Section 5.22, Section 4.7, Section 5.18(b) and the Minimum Cash Closing Condition the amount of the Committed Capital Raise shall be $8,500,000). The securities sold in connection with the Private Capital Raise will be offered, sold and issued in compliance in all material respects with applicable Legal Requirements, including federal and state securities laws, all requirements set forth in the Company’s Charter Documents and in accordance in all material respects with any other applicable Contractual Obligation governing the issuance of such securities.

ARTICLE 6

CONDITIONS

Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties:

(a)    No Order. No Order shall be in effect by any Governmental Authority which prohibits consummation of any of the Transactions.

(b)    Form S-4. The Form S-4, including the Proxy Statement/Prospectus, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(c)    Necessary Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and NYSE rules and regulations.

(d)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e)    Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

(f)    HSR Act. All specified waiting periods under the HSR Act shall have expired or been terminated.

(g)    NYSE Listing. The Parent Class A Common Stock shall have been approved for listing on NYSE as of the Closing Date, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders pursuant to the NYSE listing rules.

Section 6.2    Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 2.1(a) (Organization and Qualification), Section 2.2(a) (Subsidiaries), Section 2.3 (Power and Authorization), Section 2.7 (Capitalization) and Section 2.24 (Brokers) (the representations and warranties set forth in clause (i), the “Fundamental Company Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified) and (ii) that are not Fundamental Company Representations, shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Company Material Adverse Effect therein, except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer that, to the Company’s Knowledge, the conditions set forth in this Section 6.2(a) have been fulfilled as of the Closing Date (“Company Closing Certificate”).

(b)    Performance. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c)    Good Standing Certificate. Parent shall have received a certificate of good standing of the Company from its jurisdiction of incorporation or formation.

(d)    No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

Section 6.3    Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)    Representations and Warranties. The representations and warranties of the Parent and Merger Sub (i) set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Power and Authorization), Section 3.7 (Capitalization) and Section 3.19 (Brokers) (the representations and warranties set forth in clause (i), the “Fundamental Parent Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified) and (ii) that are not Fundamental Parent Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Parent Material Adverse Effect therein, except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct have not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Parent and Merger Sub by an authorized officer of Parent that, to Parent’s Knowledge, the conditions set forth in this Section 6.3(a) have been fulfilled as of the Closing Date (“Parent Closing Certificate”).

(b)    Performance. Each of Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c)    Good Standing Certificate. The Company shall have received certificates of good standing of Parent and Merger Sub from its jurisdiction of incorporation or formation.

(d)    Available Funds. The funds contained in the Trust Fund, after paying any cash consideration to be paid as a result of a Cash Election and after making the disbursement described in Section 5.10(a) through Section 5.10(d), together with the proceeds received (i) by Parent at the closing of the Financings and (ii) by the Company in the Private Capital Raise and Committed Capital Raise, shall equal or exceed $125,000,000 (the “Minimum Cash Closing Condition”).

ARTICLE 7

TERMINATION

Section 7.1    Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if the Closing has not occurred on or before 5:00 p.m. New York City time on February 1, 2023 (as may be extended, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if Parent is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (ii) the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided that that Parent shall use commercial reasonable efforts to obtain an Extension as necessary and, if such Extension is consummated, the Termination Date shall be automatically extended to the shortest of (I) the period ending on June 1, 2023, and (II) the period ending on the last date for Parent to consummate its Business Combination pursuant to such Extension;

(c)    by either Parent or the Company, if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Legal Requirement or injunction and such action or failure to perform constitutes a breach of this Agreement;

(d)    by either Parent or the Company, if the Special Meeting has been held (including following any adjournment or postponement thereof) and has concluded, the Parent Stockholders have duly voted and any of the Necessary Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents;

(e)    by Parent, if the Company has not received the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Charter Documents within fifteen (15) days following the SEC Approval Date;

(f)    by the Company, if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided that, if such breach is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder;

(g)    by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; provided that, if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder; or

(h)    by the Company, if, prior to Parent obtaining approval of the Necessary Stockholder Matters by the Parent Stockholders, Parent’s board of directors shall have failed to include the Parent Board Recommendation in the Proxy Statement/Prospectus distributed to the Parent Stockholders; provided that in the case of this Section 7.1(h), the Company exercises its termination right within ten (10) Business Days after such failure to include the Parent Board Recommendation in the Proxy Statement/Prospectus, provided that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 7.2    Notice of Termination; Effect of Termination.

(a)    Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b)    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2 and Article 8 (Miscellaneous), which sections shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for (i) any willful and material breach of any covenant or agreement set forth in this Agreement by such Party occurring prior to such termination or (ii) such Party’s Actual Fraud.

ARTICLE 8

MISCELLANEOUS

Section 8.1    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or delivered by e-mail. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon electronic delivery confirmation thereof, if delivered by e-mail, or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Electriq Power, Inc.

625 N. Flagler Drive

West Palm Beach, Florida 33401

Attention: Legal Department

Email: Jim.vanhoof@electriqpower.com

Phone Number: 860-996-2411

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention:	David Landau
Anthony Ain
Email:	dlandau@egsllp.com
aain@egsllp.com

If to Parent and Merger Sub (or to the Company after the Closing), to:

TLG Acquisition One Corp.

515 Flagler Drive, Suite 520

West Palm Beach, FL 33401

Attention: Michael Lawrie

Email: Mikelawrie@tlgholding.com

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002-6117

Attention:	Gerald M. Spedale
Chris Trester
Email:	gspedale@gibsondunn.com
ctrester@gibsondunn.com

Each of the Parties to this Agreement may specify a different address or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

Section 8.2    Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein (including Section 5.9 and Section 8.14), this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9.

Section 8.3    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under or inaccuracy in any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 8.4    Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.5    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by DocuSign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 8.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 8.7    Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.8    Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a)    Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (the “Delaware Courts”), for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives, to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim or objection that it is not subject personally to the jurisdiction of the Delaware Courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the Delaware Courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the Delaware Courts or should be stayed by reason of the pendency of some other Action in any other court other than one of the Delaware Courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the Delaware Courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts.

(b)    Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the Delaware Courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the Delaware Courts solely for the purpose of enforcing an order or judgment issued by one of the Delaware Courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)    Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d)    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND

COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS, CLAIMS, DEMAND OR CAUSES OF ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.9    Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms or otherwise breach such provisions. Each of the Parties hereto acknowledges and agrees that (a) the other Parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or undertaking and without proof of damages, this being in addition to any other remedy to which such other Parties are entitled under the Law or in equity and (b) the right to obtain an injunction, specific performance or other equitable relief is an integral part of the Transactions, and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security or undertaking and without proof of damages in connection with any such injunction.

Section 8.10    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, (a) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation,” (b) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (c) words importing the singular shall also include the plural and vice versa, (d) the word “or” is disjunctive, but not necessarily exclusive, (e) the words “writing” and “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (f) the word “day” means calendar day, unless Business Day is expressly specified, and (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives.

Section 8.11    Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

Section 8.12    Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 7.2(b) or (b) in the case of claims against a Person in respect of such Person’s Actual Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time, except for (i) those covenants and agreements contained herein that, by their terms, expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (ii) this Article 8.

Section 8.13    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a)    solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action (whether in contract or in tort, in law or in equity or granted by statute) based upon, in respect of, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b)    no Person (other than the Company, Parent or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

Section 8.14    Legal Representation.

(a)    Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Parent Group”), on the one hand, and (ii) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented Parent or a member of the Parent Group prior to the Closing may represent any member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Parent Group. Neither Parent nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Parent Group by Gibson Dunn. The Parties hereby waive any potential conflict of interest arising from such prior representation, and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b)    Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (ii) Parent and/or any member of the Parent Group, on the other hand, any legal counsel, including Ellenoff Grossman & Schole LLP (“EGS”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have EGS disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by EGS. The Parties hereby waive any potential conflict of interest arising from such prior representation, and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and EGS, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(c)    The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Gibson Dunn or EGS are entitled, whether pursuant to law, contract or otherwise.

(d)    This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Parent Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived or modified without the prior written consent of Gibson Dunn or EGS, as applicable.

Section 8.15    Disclosure Schedules and Exhibits. The Company Schedules, Parent Schedules and other Schedules contemplated by this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the corresponding section of the Agreement and any other sections of the Agreement to the extent that it is reasonably foreseeable on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is also applicable to such other sections of the Agreement (notwithstanding the absence of a specific cross-reference). The inclusion of any matter, fact, information or circumstance in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment or otherwise imply that such matter, fact, information or circumstance is required to be listed in the Disclosure Schedules in order for any representation or warranty or covenant in the Agreement to be true and correct, or that any such matter, fact, information or circumstance is material (or not material) to or outside (or in) the ordinary course of business of the disclosing party or any of its or Subsidiaries or that any such matter, fact, information or circumstance is above or below any specified threshold, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

TLG ACQUISITION ONE CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

MERGER SUB:

EAGLE MERGER CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

COMPANY:

ELECTRIQ POWER, INC.

By:	/s/ Frank Magnotti
Name:	Frank Magnotti
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Appendix A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration or proceeding, or any inquiry, audit, demand, examination, hearing, claim, charge, complaint or investigation (in each case, whether civil, criminal or administrative and whether public or private), at law or in equity, pending or brought by or before any Governmental Authority or arbitrator.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and, for the avoidance of doubt, does not include constructive or equitable fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, and the terms “controlled” and “control” have meanings correlative thereto.

“Ancillary Agreements” means the Certificate of Merger, Sponsor Agreement, Support Agreements, Lock-Up Agreements, A&R Registration Rights Agreement, Parent Plan, the Parent Financing Certificate, the Company Financing Certificate, the D&O Resignation Letters, the Lawrie Convertible Note and the Financing Agreements.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Bribery Act of 2010 and any other Legal Requirement in any jurisdiction in which the Company or its Subsidiaries conducts business or provides or offers goods or services which (a) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or advisor of such Person and/or (b) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Associated Person” means, in relation to the Company or its Subsidiaries, a Person (including any director, contractor, employee, agent or Subsidiary) who performs or has performed services for or on behalf of the Company or its Subsidiaries.

“Assumed Percentage” means a fraction, (a) the numerator of which is 47,500,000 and (b) the denominator of which is 52,000,000.

“Business Combination” has the meaning ascribed to such term in Parent’s Charter Documents.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Business Systems” means all Software (including Company Services and Company Source Code), computer hardware (whether general or special purpose), electronic data processing information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or controlled by the Company or any Subsidiary in the conduct of its business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents held by a Person required to be reflected as cash and cash equivalents on a consolidated balance sheet of the of such Person as of such date prepared in accordance with GAAP.

“Cash Percentage” means a fraction, (a) the numerator of which is $25,000,000 and (b) the denominator of which is $475,000,000.

“Closing Merger Consideration” means 47,500,000 shares of Parent Class A Common Stock.

“Company Convertible Instruments” means that certain Simple Agreement for Future Equity, dated as of June 2, 2021, by and between Greensoil Building Innovation Fund Co-Investment I, L.P. and the Company; Simple Agreement for Future Equity, dated as of June 15, 2021, by and between Greensoil Building Innovation Fund Co-Investment I, L.P. and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between KT4 Partners, LLC and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between 10X Tech Ventures, LLC and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between David T. Bell, Allison J. Bell and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Wendy Findlay and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Joe Freedman and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between JEL Partnership and the Company; Simple Agreement for Future Equity, dated as of May 13, 2021, by and between Keith T. White and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between James Lovewell and the Company; Simple Agreement for Future Equity, dated as of May 17, 2021, by and between Chadwick Manning Corporation and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between O’Shanter Development Company Ltd. and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Brandon Sanchez and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Jason Shinder and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Venturon Ltd. and the Company; Simple Agreement for Future Equity, dated as of May 7, 2021, by and between Westhaver Partners Inc. and the Company; Simple Agreement for Future Equity, dated as of May 10, 2021, by and between Jeff Wright and the Company; Simple Agreement for Future Equity, dated as of May 11, 2021, by and between Geoffrey and Barbara Younghusband and the Company; Simple Agreement for Future Equity, dated as of June 15, 2021, by and between GSF Fin 2, LLC and the Company; Simple Agreement for Future Equity, dated as of July 1, 2021, by and between Greensoil Building Innovation Fund Co-Investment I, L.P. and the Company; Simple Agreement for Future Equity, dated as of July 9, 2021, by and between Frank Napolitano and the Company; Simple Agreement for Future Equity, dated as of October 4, 2021, by and between Jim Van Hoof and the Company; Simple Agreement for Future Equity, dated as of October 7, 2021, by and between James Lovewell and the Company; Simple Agreement for Future Equity, dated as of October 8, 2021, by and between Maria Huusom and the Company; Simple Agreement for Future Equity, dated as of October 14, 2021, by and between Agastheeswaran Somasundaram and the Company; Simple Agreement for Future Equity, dated as of October 15, 2021, by and between Kawaljeet Singh and the Company; Simple Agreement for Future Equity, dated as of October 15, 2021, by and between Mukul Vaingankar and the Company; Simple Agreement for Future Equity, dated as of October 15, 2021, by and between Jeffrey Besen and the Company; Simple Agreement for Future Equity, dated as of November 1, 2021, by and between JEL Partnership and the Company; Simple Agreement for Future Equity, dated as of November 2, 2021, by and between Avraham Holdings, Inc. and the Company; Simple Agreement for Future Equity, dated as of November 4, 2021, by and between O’Shanter Development Company and the Company; Simple Agreement for Future Equity, dated as of November 15, 2021, by and between SSD Famcorp Limited and the Company; Simple Agreement for Future Equity, dated as of November 15, 2021, by and between Leo DelZotto and the Company; Simple Agreement for Future Equity, dated as of November 15, 2021, by and between Sandra DelZotto and the Company; Simple Agreement for Future Equity, dated as of November 15, 2021, by and between Astonbury Developments Limited and the Company.

“Company Convertible Securities” means, collectively, the Company Stock Options, the Company Convertible Instruments, the Company Warrants, the Lawrie Convertible Note and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Closing Date” means the date on which the Closing actually occurs.

“Committed Capital Raise” means the sale by the Company to John Michael Lawrie of the Lawrie Convertible Note.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, $0.0001 par value per share.

“Company Equity Plan” means the Company 2015 Equity Incentive Plan.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned or purported to be owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions; provided that, in the case of clause (a) only, no change, event, occurrence or effect to the extent resulting from or arising out of any of the following shall be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general U.S. or global economic or political conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or changes that generally affect the industries in which the Company or any of its Subsidiaries principally operate, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations of any of the foregoing, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19) or acts of God, (iv) changes attributable to the public announcement of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 2.5 to the extent that its purpose is to address the consequences resulting from the public announcement of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (v) Public Health Measures, (vi) any failure, in and of itself, to meet any projections after the date hereof (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to this Agreement (except for Section 4.1); provided, however, in the case of clauses (i) through (iii) and (v), such change, event, occurrence or effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such change, event, occurrence or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the business and industries in which they operate.

“Company Preferred Stock” means the Company Seed Preferred Stock, Company Seed-1 Preferred Stock and Company Seed-2 Preferred Stock.

“Company Seed Preferred Stock” means the Seed Preferred of the Company, par value $0.0001 per share.

“Company Seed-1 Preferred Stock” means the Seed-1 Preferred of the Company, par value $0.0001 per share.

“Company Seed-2 Preferred Stock” means the Seed-2 Preferred of the Company, par value $0.0001 per share.

“Company Services” means the technology, platform, products or services that as of the date of this Agreement are marketed, licensed, sold, under development, supported or distributed by the Company or any of its Subsidiaries.

“Company Source Code” means the source code or algorithms for any Software owned or purposed to be owned by the Company or any Subsidiary.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Company and its Subsidiaries paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (c) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (d) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries solely as a result of the transactions contemplated hereby, including the employer portion of payroll Taxes arising therefrom, (e) all payments by the Company or any of its Subsidiaries to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement.

“Company’s Knowledge” and similar formulations mean that one or more of the individuals set forth on Schedule A-1 has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry and investigation consistent with their respective job duties and functions.

“Consents” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to a Governmental Authority or other Person.

“Contractual Obligation” or “Contracts” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, sublicense or other commitment, understanding or arrangement, whether written or oral.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19 and mutations, variations or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, the presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and any other similar U.S. federal, state, local or non-U.S. law, or administrative guidance that addresses the COVID-19 pandemic and associated economic downturn.

“Customers” means all Persons to which the Company or any Subsidiary provides the Company Services.

“Economic Sanctions Laws” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Election Deadline” means 5:00 p.m. local time in New York, New York on the date that is five (5) Business Days prior to Company’s good faith estimate of the Closing Date, or such other date as may be mutually agreed upon by the Parties.

“Employee Plan” means any plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (b) provides equity or equity-based compensation, including any options to acquire units, profits interest, restricted units, equity appreciation rights and phantom stock or (c) any other material deferred-compensation, employment, pension, retirement, severance, change in control, retention, stock purchase, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Environmental Laws” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution, protection or restoration of the environment or natural resources, (c) the handling, transport, use, treatment, storage or disposal of Hazardous Substances or (d) human exposure to Hazardous Substances, and includes, but is not limited to, United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (as it relates to human exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“ERISA Affiliate” means any entity that could be treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or (c) of the Code or, to the extent relevant under and for purposes of applicable Code provisions, Section 414(m) or (o) of the Code.

“Escrow Agreement” means an escrow or similar agreement with terms and conditions to be mutually agreed upon by the Company and Parent.

“Escrow Consideration” means 2,000,000 shares of Parent Class A Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a fraction, (a) the numerator of which is 52,000,000 and (b) the denominator of which is the Total Company Shares Outstanding.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act and all comparable applicable laws outside the United States.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder.

“FFCRA” means the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Final Prospectus” means Parent’s Final Prospectus dated February 4, 2021.

“Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of the shares of Parent Class A Common Stock to be issued in the Merger and Financings.

“Governmental Authority” means any (i) government of any nation, state, city, locality, municipality or other political subdivision thereof, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency or entity and any court or other tribunal) or (iii) any entity exercising or entitled to exercise any executive, legislative, judicial, police, taxing, regulatory or administrative functions of or pertaining to government, including any arbitral tribunal (public or private) or commission.

“Greensoil” means GBIF Management Ltd.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) friable asbestos-containing material, polychlorinated biphenyls, radioactive materials and radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (d) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (e) with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company and its Subsidiaries has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) and (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (f), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Information Privacy and Security Laws” means all applicable Legal Requirements and guidelines from Governmental Authorities relating to the Company or any of its Subsidiaries’ Processing of Personal Confidential Information, including the privacy, data protection and data security of Personal Confidential Information, sending solicited or unsolicited electronic mail and text messages, cookies and the transfer of Personal Confidential Information, as applicable in all relevant jurisdictions where the Company and its Subsidiaries conduct business, including, to the extent applicable, (i) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) (GDPR), and/or any implementing or equivalent national Laws, (ii) the UK General Data Protection Regulation (UK GDPR), (iii) the Swiss Federal Act on Data Protection and (iv) U.S. federal and state Legal Requirements, in particular, the California Consumer Privacy Act of 2018 and its regulations, the New York SHIELD Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, binding guidance of each Governmental Authority having the effect of law as pertains to such Legal

Requirements and other local, state, federal and foreign data security laws, data breach notification laws and consumer protection laws.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof; (b) all trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information; (c) copyrights and all other rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished; (d) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks and other indicia of origin together with the goodwill associated with any of the foregoing; (e) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (f) all rights to uniform resource locators, web site addresses and domain names; (g) any similar, corresponding or equivalent rights to any of the foregoing; (h) any registrations of or applications to register any of the foregoing; and (i) any and all rights created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law or otherwise related to clauses (a)–(h) above, including the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections.

“IPO Prospectus” means the final prospectus of Parent, dated February 1, 2021, and filed with the SEC on January 29, 2021 (File No. 333-252032).

“Lawrie Convertible Note” means that certain secured convertible note issued by the Company in favor of John Michael Lawrie as contemplated by that certain Securities Purchase Agreement, dated on or around the date hereof, between the Company and John Michael Lawrie.

“Legal Requirement” or “Law” means any federal, state or local, foreign, national or supranational or other law, act, statute, treaty, constitution, principle of common law, resolution, standard, ordinance, decree, permit, authorization, code, rule or regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Authority having jurisdiction over a given matter, as well as any Order.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Licensed Intellectual Property Rights” means the Intellectual Property Rights owned by third parties that are licensed to the Company or its Subsidiaries pursuant to a Contract to which Company or its Subsidiary is a party.

“Lien” means any mortgage, pledge, lien, security interest, encumbrance, financing statement, license or sub-license, attachment, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar Lien (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Net Debt” means an amount (which may be positive or negative), in each case, determined as of the applicable date and without giving effect to the transactions contemplated hereby, equal to (i) the Cash of the Company and its Subsidiaries, less (ii) the Indebtedness of the Company and its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means Software or other material that is distributed under a license identified as an open source license by the Open Source Initiative (www.opensource.org) or Software distributed as “free software,” or under similar licensing or distribution terms (including the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice” and similar phrases, when referring to the Company or its Subsidiaries, means actions taken by the Company or a Subsidiary that are consistent with the past usual day-to-day customs and practices of such entity in the ordinary course of operations of the business.

“Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.

“Parent Class F Common Stock” means the Class F Common Stock of Parent, par value $0.0001 per share.

“Parent Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and Merger Sub, taken as a whole, or (b) the ability of Parent or Merger Sub to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions; provided that, with respect to this clause (b), no change, event, occurrence or effect to the extent resulting from or arising out of any of the changes, events, occurrences or effects described in clauses (i) through (vii) of the definition of Company Material Adverse Effect (which shall apply as to Parent, mutatis mutandis) shall be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether there has been a Parent Material Adverse Effect. Notwithstanding the foregoing, the consummation and effects of any redemption (or any redemption in connection with the Extension, if any) or the failure to obtain approval of the Necessary Stockholder Matters by the Parent Stockholders shall not be deemed to be a Parent Material Adverse Effect.

“Parent Preferred Stock” means the preferred stock of Parent.

“Parent Securities” means the Parent Class A Common Stock, Parent Class F Common Stock, Parent Preferred Stock, Parent Units and Parent Warrants.

“Parent Share Amount” means the number of shares of Parent Class A Common Stock outstanding at the Closing, after giving effect to the number of shares of Parent Class A Common Stock redeemed in connection with the Closing pursuant to Parent’s Charter Documents, but before the issuance of the Closing Merger Consideration and Reserve Consideration.

“Parent Stockholders” means the holders of Parent Class A Common Stock and Parent Class F Common Stock.

“Parent Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (a) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations and public relations consultants, and other advisors and service providers (including any deferred underwriting commissions due to the underwriters of Parent’s initial public offering pursuant to the Underwriting Agreement dated as of January 27, 2021), (b) the fees incurred in connection with the Financings and/or any other third-party financing pursuant to Section 4.7 (including any backstop commitment or debt financing), including all commitment fees, commissions, original issue discounts or other fees, costs and expenses, (c) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by or in connection with the consummation of the Transactions, including Parent Borrowings, (d) 50% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (e) 50% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (f) Transfer Taxes for which Parent is liable pursuant to Section 5.19(c), (g) any Extension Expenses and (h) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Agreement. For the avoidance of doubt, Parent Transaction Expenses shall exclude indebtedness for borrowed money other than Parent Borrowings.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Class A Common Stock and one-third of one Parent Warrant.

“Parent Warrants” means the warrants of Parent, each whole warrant exercisable for one share of Parent Class A Common Stock at a price of $11.50, beginning on the later of (i) the 30th day after Closing Date and (ii) February 1, 2022, and expiring on the fifth anniversary of the Closing Date, upon the terms and conditions set forth in the Warrant Agreement.

“Parent’s Knowledge” and similar formulations mean that one or more of John Lawrie, David Johnson and Jonathan Morris has actual knowledge of the fact or other matter at issue, assuming reasonable due inquiry and investigation.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Permits” means, with respect to any Person, any approval, waiver, consent, clearance, registration, certificate, license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Lien” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which sufficient reserves have been established in accordance with U.S. GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company, (d) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (e) purchase money security interests and other vendor security for the unpaid purchase of goods and Liens securing rental payments under capital lease arrangements that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (f) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business in connection with the Company Services and (g) Liens on tangible assets that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course of business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Per Share Cash/Stock Consideration” means (i) an amount of shares (or fractions thereof) of Parent Class A Common Stock equal to (a) the Per Share Stock Consideration multiplied by (b) the Stock Percentage and (ii) an amount of cash equal to (a) the Per Share Stock Consideration, multiplied by (b) the Cash Percentage, multiplied by (c) $10.00.

“Per Share Reserve Consideration” means an amount of shares (or fractions thereof) of Parent Class A Common Stock equal to the quotient obtained by dividing (a) the Reserve Consideration by (b) the Total Company Shares Outstanding.

“Per Share Stock Consideration” means an amount of shares (or fractions thereof) of Parent Class A Common Stock equal to the quotient obtained by dividing (a) the Closing Merger Consideration by (b) the Total Company Shares Outstanding.

“Personal Confidential Information” means any data or information, in any form, relating to an identified or identifiable natural person or that could reasonably be used to identify, contact or locate a natural person, device or household, and shall also mean “personal information,” “personal identifiable information,” “personal data,” “personal health information” and “personal financial information,” or any functional equivalent of these terms as defined under any Information Privacy and Security Laws.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Common Stock (giving effect to the Company Preferred Stock Conversion) or Company Convertible Securities immediately prior to the Effective Time.

“Process” or “Processing” means, with respect to Personal Confidential Information, the use, collection, processing, storage or disclosure of such Personal Confidential Information.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Legal Requirement, directive, guideline or recommendation by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease or in connection therewith or in response to any other public health conditions.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, agents, managers, consultants, accountants, advisors and other representative of such Person, including legal counsel, accountants and financial advisors.

“Reserve Percentage” means a fraction equal to (a) 1 minus (b) the Assumed Percentage.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means TLG Acquisition Founder LLC, a Delaware limited liability company.

“Stock Percentage” means a fraction equal to (a) 1 minus (b) the Cash Percentage.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means (i) any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, tariffs, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, amounts due under any escheat or unclaimed property Law or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether or not disputed, and including any amounts resulting from the failure to file any Tax Return; (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority (or required to be provided to a payee), including any schedule or attachment thereto, and including any amendment thereof.

“Total Company Shares Outstanding” means, without duplication, as of immediately before the Effective Time, the sum of (a) the number of issued and outstanding shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion and Company Convertible Instrument Conversion and any Company Stock Options and Company Warrants that are converted to Company Common Stock prior to the Closing), (b) treating all outstanding Company Convertible Securities as fully vested (as applicable) and as if the Company Convertible Securities (other than the Lawrie Convertible Note) had been converted, exchanged or exercised in full as of the Effective Time (calculated using the treasury stock method of accounting).

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the Financings, the Private Capital Raise, the Committed Capital Raise, the execution, delivery and performance of the Ancillary Agreements and the payment of fees and expenses relating to such transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“Warrant Agreement” means the warrant agreement entered into between Parent and Continental on January 27, 2021.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

DEFINED TERMS INDEX

A&R Registration Rights Agreement	5.15
Affiliate Agreement	2.21
Agreement	Party, Preamble
Approvals	2.1(c)
Assumed Convertible Security	1.3(l)
Assumed Warrant	1.3(e)(i)
Business Combination Proposal	5.1(a)
Cash Election	1.3(c)
Certificate of Merger	1.1
Certifications	3.8(a)
Charter Documents	2.1(c)
Charter Proposals	5.1(a)
Closing	1.5
Closing Form 8-K	5.3(c)
Closing Press Release	5.3(c)
Code	Recitals
Communications Plan	5.3(d)
Company	Preamble
Company Allocation Schedule	1.3(j)(ii)
Company Closing Certificate	6.2(a)
Company Convertible Instrument Conversion	1.3(a)
Company D&O Tail	5.9(e)
Company Financing Certificate	5.18(b)
Company Group	8.14(b)
Company IP Registrations	2.12(b)
Company Litigation	4.9
Company Preferred Stock Conversion	1.3(a)
Company Schedule	Article 2
Company Stock Option	1.3(d)(ii)
Company Stockholder Approval	2.27
Company Warrants	1.3(e)(i)
Competing Company Transactions	4.3(a)
Competing Parent Transactions	4.3(b)
Confidentiality Agreement	4.2(a)
Continental	1.4(a)
Conversion Stockholder Approval	2.27
Customary Agreement	2.15(f)
D&O Indemnified Person	5.9(a)
D&O Resignation Letters	5.2(e)
Delaware Courts	8.8(a)
DGCL	Preamble
Disclosed Contract	2.19(a)
Disclosure Schedules	8.15
Dissenting Shares	1.14
Effective Time	1.1
EGS	8.14(b)

Electing Stockholder	1.3(c)
Election	1.3(c)
Election Period	1.3(c)(iv)
Exchange Agent	1.4(a)
Excluded Shares	1.3(f)
Extension	4.1
Financial Statements	2.8(a)
Financing Agreements	4.7(a)
Financing Certificates	5.18(b)
Financing Persons	4.7(a)
Financings	4.7(a)
Form of Election	1.3(c)(iii)
Fundamental Company Representations	6.2(a)
Fundamental Parent Representations	6.3(a)
Gibson Dunn	8.14(a)
ICOFR	3.8(b)
Incentive Shares	1.7
Intended Tax Treatment	Recitals
Interim Period	4.1
Leased Real Property	2.11(b)
Letter of Transmittal	1.4(c)
Lock-Up Agreements	1.9
Malicious Code	2.12(g)
Material Customers	2.20(a)
Material Suppliers	2.20(b)
Merger	Recitals
Merger Stockholder Approval	2.27
Merger Sub	Preamble
Minimum Cash Closing Condition	6.3(d)
Most Recent Balance Sheet	2.8(a)
Most Recent Balance Sheet Date	2.8(a)
Necessary Stockholder Matters	5.1(a)
NYSE Proposal	5.1(a)
Parent	Preamble
Parent A&R Bylaws	4.8
Parent A&R Charter	5.1(a)
Parent Audited Financial Statements	3.8(a)
Parent Board Recommendation	3.21
Parent Borrowings	5.12
Parent Closing Certificate	6.3(a)
Parent D&O Tail	5.9(d)
Parent Financial Statements	3.8(a)
Parent Financing Certificate	5.18(a)
Parent Group	8.14(a)
Parent Litigation	4.9
Parent Plan	5.1(a)
Parent Plan Proposal	5.1(a)
Parent Schedule	Article 3
Parent SEC Reports	3.8(a)
Parent Share Redemption Amount	5.10

Parent Stockholder Matters	5.1(a)
Parent Unaudited Financial Statements	3.8(a)
Parties	Preamble
PCAOB Audited Financial Statements	5.20
Proxy Statement/Prospectus	5.1(a)
Real Property Leases	2.11(b)
Reserve Consideration	4.7(e)
Reserve Consideration Option	1.3(d)(ii)
Reserve Consideration Warrant	1.3(e)(ii)
Reviewable Document	5.4(a)
SEC Approval Date	5.1(c)
Share Reserve	4.7(e)
Signing Form 8-K	5.3(a)
Signing Press Release	5.3(b)
Special Meeting	5.1(a)

Sponsor Agreement	1.7
Stock Election	1.3(c)
Stockholders’ Agreement	1.10
Substitute Options	1.3(d)(ii)
Support Agreements	1.8
Supporting Stockholders	1.8
Surviving Corporation	Recitals
Technical Deficiencies	2.12(f)
Termination Date	7.1(b)
Transfer Taxes	5.19(c)
Trust Agreement	3.10(a)
Trust Fund	3.10(a)
Trust Termination Letter	5.10
Withholding Agent	1.13

SCHEDULE 1.3(j)(ii)

Company Allocation Schedule

[Intentionally Omitted]

SCHEDULE 1.8

Company Stockholders Entering into Support Agreements

[Intentionally Omitted]

SCHEDULE 1.9

Company Stockholders Entering into Lock-up Agreement

[Intentionally Omitted]

SCHEDULE 1.10

Company Stockholders Entering into Stockholders Agreement

[Intentionally Omitted]

EXHIBIT A

Form of Sponsor Agreement

[Intentionally Omitted]

EXHIBIT B

Form of Support Agreement

[Intentionally Omitted]

EXHIBIT C

Form of Lock-Up Agreement

[Intentionally Omitted]

EXHIBIT D

Parent A&R Charter

[Intentionally Omitted]

EXHIBIT E

Parent A&R Bylaws

[Intentionally Omitted]

EXHIBIT F

Form of A&R Registration Rights Agreement

[Intentionally Omitted]

EXHIBIT G

Form of Stockholders’ Agreement

[Intentionally Omitted]